SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment 1 to
FORM SB-2
Registration Statement
Under the Securities Act of 1933

Advanced ID Corporation
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      Nevada                           3825                     46-0439668
(State or other jurisdiction     (Primary Standard           (I.R.S. Employer
   of incorporation or        Industrial Classification       Identification
     organization)                Code Number)                   Number)

                                                     Daniel Finch
      4500 - 5th Street NE                           4500 - 5th Street NE
           #200 Bay 6                                    #200 Bay 6
      Calgary, Alberta                              Calgary, Alberta,
       Canada T2E 7C3                                Canada T2E 7C3
       (403) 264-6300                                (403) 264-6300
 (Address, and telephone number              (Name, address and telephone number
 of principal executive offices)                      of agent for service)

Copies to:
Ms. Jody Walker ESQ.
7841 South Garfield Way
Littleton, CO 80122
Phone 303-850-7637 Fax 303-220-9902

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED     PROPOSED      AMOUNT OF
SECURITIES TO BE         BEING      MAXIMUM      MAXIMUM      REGISTRATION
REGISTERED               REGISTERED OFFER PRICE  AGGREGATE        FEE
                                    PER SHARE   OFFER PRICE
Units                 6,000,000       $0.24     1,440,000       $169.49
Warrants              6,000,000       $0.10(8)    600,000         70.62
Common Stock(1)       6,000,000       $0.24     1,440,000        169.49
Common Stock(2)       6,000,000       $0.40     2,400,000        282.48
Common Stock(3)         140,000       $0.25        35,000          4.12
Common Stock(4)       1,194,584       $0.30       358,375         42.18
Common Stock(5)         350,000       $0.35       122,500         14.42
Common Stock(6)         100,000       $0.36        36,000          4.24
Common Stock(7)       1,806,667       $0.40       722,667         85.06
                       ---------               ----------       -------
Total                                          $8,134,542       $842.10

(1) Represents common stock from each unit purchased. One unit is comprised of one common share and one common stock purchase warrant.
(2) Represents common stock from each warrant exercised. The exercise price is $0.40 per warrant and one warrant acquires one common share.
(3) Represents common stock underlying currently outstanding warrants. The exercise price is $0.25 per warrant and one warrant acquires one common share.
(4) Represents common stock underlying currently outstanding warrants. The exercise price is $0.30 per warrant and one warrant acquires one common share.
(5) Represents common stock underlying currently outstanding warrants. The exercise price is $0.35 per warrant and one warrant acquires one common share.
(6) Represents common stock underlying currently outstanding warrants. The exercise price is $0.36 per warrant and one warrant acquires one common share.
(7) Represents common stock underlying currently outstanding warrants. The exercise price is $0.40 per warrant and one warrant acquires one common share.
(8) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), (c) and (g) under the Securities Act of 1933, as amended.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Preliminary Prospectus Dated October 1, 2007.    SUBJECT TO COMPLETION

$1,440,000

Up to a maximum of 6,000,000 Units and
3,591,251 Common Shares to be issued upon exercise of 3,591,251 outstanding Warrants

Advanced ID Corporation

Advanced ID is registering 6,000,000 units at the purchase price of $.24 per unit for the aggregate offering price of $1,440,000. Each unit consists of one common share and one common stock purchase warrant. The securities are immediately detachable from the unit. The warrants are exercisable for three years from the effective date of this registration statement at $.40 per common share. Additionally, we are registering 3,591,251 common shares to be issued upon the exercise of 3,591,251 currently outstanding warrants.

The offering will commence on the effective date of this prospectus and will terminate on or before August 30, 2008.

Our common stock is currently listed on the NASD Over-The-Counter
Bulletin Board under the trading symbol "AIDO".

We will sell the units ourselves and do not plan to use underwriters or pay any commissions. We will be selling our units using our best efforts and no one has agreed to buy any of our units. There is no minimum amount of units we must sell so no money raised from the sale of such units will go into escrow, trust or another similar arrangement.

Consider carefully the risk factors beginning on page 6 in this prospectus.

Neither the SEC nor any state securities commission has approved these units or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Proceeds of the Offering
                                         Per Unit             Total
Offering Price                             $0.24           $1,440,000
Proceeds to Advanced ID, before expenses   $0.24           $1,440,000

TABLE OF CONTENTS

Prospectus Summary                                                 5
Risk Factors                                                       6
Forward Looking Statements                                        10
Use of Proceeds                                                   11
Plan of Distribution                                              12
Business Operations                                               13
Dilution                                                          23
Dividend Policy                                                   24
Determination of Offering Price                                   24
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                             24
Directors, Executive Officers Control Persons                     27
Security Ownership of Certain Beneficial Owners
  and Management                                                  30
Certain Relationships and Related Transactions                    32
Description of Capital Stock                                      34
Shares Eligible for Future Sale                                   35
Disclosure of Commission Position on Indemnification              36
  for Securities Act liabilities
Market for Common Stock and Related Stockholder
  Matters                                                         36
Experts                                                           37
Legal Proceedings                                                 37
Legal Matters                                                     37
Where You Can Find More Information                               37
Financial Statements                                              39

PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements.

Operations.             Advanced ID has three subsidiaries, Advanced ID
Asia Engineering Co. Ltd. (formerly AFG Asia
Engineering Co. Ltd.) AVID Canada Corporation and Universal Pet Care, both of whom are wholly owned. AVID Canada Corporation is a reseller of radio frequency identification microchips and scanners manufactured by American
Veterinary Identification Devices of the United
States under the brand name AVID. AVID Canada does not own the AVID brand name or trademark.
There currently exists no distribution
agreement with AVID. Advanced ID Corporation began manufacturing and selling their own ISO microchips in 2006. The AVID products are marketed to the companion animal and biological sciences sectors in Canada only, the ISO microchips are sold in North America, Asia and Europe. Universal Pet Care is a non-operating entity with no assets or liabilities.

On July 1, 2005 Advanced ID concluded an agreement to acquire a 60% interest in AFG Asia
Engineering Co. Ltd. of Chiang Mai, Thailand to strengthen its resources in the radio frequency identification market. AFG Asia Engineering is a leader in the design and development of ultra high frequency radio frequency identification technology.

Advanced ID develops, manufactures and sells, either directly or through distributors, microchip identification technologies referred to as radio frequency identification microchips and readers to the animal industry. In the second quarter of 2004, we began commercializing these products under the brand name, DataTRAC(tm). The intellectual property rights to the DataTRAC(tm) products are owned by Advanced ID Corporation. Sales of microchips and readers to the companion animal and biological sciences markets in Canada continue to contribute a majority of our income in 2006, additionally sales of Ultra High Frequency animal tags and readers were made to the states of New York and Colorado for the purpose of identifying captive Elk and Deer who are potential carriers of Chronic Wasting Syndrome
Disease. Additionally Advanced ID Corporation continues to sell UHF identification tags to Goodyear Tire and Rubber Company under several purchase orders continuing into 2007. Tire tag and tire patch sales have been made to VAR's in several countries for trial or pilot runs.
Readers for the tire tag market have been sold to tire manufacturers and resellers in India, Canada, Mexico, Venezuela, Australia, Japan and the United States. Michelin US has purchased multiple readers.

Common stock
 Outstanding            54,937,845

Units comprised of
 common shares and
 warrants being sold
 in this offering        6,000,000

Common shares to be
 issued upon exercise
 of warrants comprised
 in the units being
 sold in this offering   6,000,000

Common shares to be
 issued upon exercise
 of outstanding
 warrants                3,591,251

Termination of the
  Offering              The offering will commence on the effective
date of this prospectus and will terminate on or before August 31, 2008.

Market for our
 common stock           Our common stock is listed on the NASD Over-
The-Counter Bulletin Board under the trading symbol "AIDO". We can provide no assurance that there will be an active market for our common stock.


RISK FACTORS

Advanced ID's business is subject to numerous risk factors, including the following.

1. We cannot offer any assurance as to our future financial results. You may lose your entire investment.

We have not received substantial income from operations to date and future financial results are uncertain. We cannot assure you that Advanced ID can operate in a profitable manner. We have an accumulated deficit of $(7,647,323) as of June 30, 2007. Even if we obtain future revenues sufficient to expand operations, increased production or marketing expenses would adversely affect liquidity of Advanced ID. In their opinion on our financial statements as of and for the year ended December 31, 2006, our auditors have indicated that there is substantial doubt about our ability to continue as a going concern.

2. We do not have an active market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

We do not have an active public market for our common shares. The trading volume of our securities on the OTC Bulletin Board has averaged 307,926 shares per day over the last twelve months ended December 2006 ranging from an average low of 45,284 shares per day in the month of June 2006 to an average high of 2,120,939 shares per day during the month of April 2006. We cannot assure you that an active public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

3. We do not meet the requirements for our stock to be quoted on NASDAQ, American Stock Exchange or any other senior exchange and even though our stock is quoted on the OTC Bulletin Board, the tradability in our stock will be limited under the penny stock regulation.

The liquidity of our common stock is restricted as Advanced ID's common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, Advanced ID's common stock is subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:
   - Make a suitability determination prior to selling penny stock to the purchaser;
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

4. Our cash balances in banks and brokerage firms may exceed the insurance limits. Our liquidity may be negatively affected if these institutions should fail.

At June 30, 2007, we maintained cash balances with the Bank of Montreal, Canadian Imperial Bank of Commerce and Bank One. Balances are insured up to $100,000 by the Federal Deposit Insurance
Corporation. At times, balances may exceed such insurance limits. Our liquidity may be negatively affected if these institutions should fail.

5. We are dependent on Dan Finch and key management personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

Our success is dependent upon, among other things, the services of Dan Finch CEO & President. The loss of Mr. Finch's services could have a material adverse effect on our business, operations and financial condition. We do not have key-man life insurance policy for Mr. Finch. The expansion of our business will place further demands on existing management and future growth. Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. There is no certainty that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. Competition for such personnel is intense and there is no certainty that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

6. We are in an intensely competitive industry. There are numerous competitors offering various components of the type of products and services we offer. Also, there is no certainty that additional competitors will not enter markets that we intend to serve.

We believe that our ability to compete depends on many factors both within and beyond our control. At this time, there are a few other companies offering similar services as those intended to be offered by us. It should be expected that in the future we would be competing with additional companies, many of which may have greater financial resources than our company. There is no certainty that we will be able to compete successfully in this market.

7. Changes in foreign policies could have an adverse effect on our operations. A portion of our marketing will be done international distributors.

To date we have entered into three distribution agreements with international distributors. In May 2003, we signed an agreement with Loving Kindness International Technology Co., Ltd. for the distribution of our products in Taiwan. In November 2003, we entered into an agreement with Natural Fields S.A. of Argentina for distribution in that country. In January 2004, we signed an agreement with Trace Australia Pty Ltd. as its exclusive distributor for Australia. As of May 30, 2007, all three distribution agreements remained in place.

There is no certainty that our marketing strategies will be effectively implemented. Changes in foreign policies by international governments could have a material negative effect on our marketing strategies.

8. Our success may depend on the ability of our distributors to implement viable marketing initiatives.

We intend to offer the majority of our products and services through a network of independent distributors. Our success is dependent upon the ability of these distributors to implement viable marketing initiatives. Many of these distributors may carry products from several different companies. There is a risk that these distributors will give priority to the products of other suppliers. The reduction or loss in sales by one or more of our key distributors, or the inability to attract new distributors, could have a material adverse effect on our business.

9. Changes in the foreign exchange rate could negatively affect our profitability.

We face foreign exchange rate exposure. We will offer payment for our products and services in U.S. dollars except for our Canadian customers who will pay us in Canadian dollars. With the majority of expenses expected to be in Canadian dollars, we will be exposed to fluctuations in foreign exchange rates from both a transactional and transnational perspective. There is a risk that foreign exchange rate fluctuations between the Canadian dollar and the U.S. dollar will be disadvantageous to us.

10. We may be subject to product obsolescence that could result in reduced profitability.

The markets for our products are characterized by evolving industry standards, technological changes and changing customer needs. The introduction of products embodying new technologies and the emergence of new microchips or software could render our existing products obsolete and unmarketable. Consequently, our success will depend upon our ability to successfully develop and introduce new and enhanced products that evolves with technological and industry developments, industry standards and customer needs. The timing and success of product development is unpredictable due to the inherent uncertainty in anticipating technological developments, difficulties in identifying and correcting design flaws and market acceptance. Any significant delay in releasing new products or enhancements could have a material adverse effect on the success of new products or enhancements that could have a material adverse effect on our business.

There is no certainty that we will be able to introduce new products on a timely basis, that such products will achieve any market acceptance or that any such market acceptance will be sustained for any significant period. Failure of new products to achieve or sustain market acceptance could have a material adverse effect on our business.

11. We will also depend on technology from third parties and should there be any problems or delays, this could have a material adverse effect on our business.

We will contract with third parties to provide some of the technological components regarding our products. We have outsourced the design and manufacturing of the antennae utilized as one of the key components in Advanced ID's RFID products to Hana Microelectronics

Public Co. Ltd of Lamphun, Thailand. In addition, Advanced ID has outsourced manufacturing of the plastic encapsulation of its RFID tags to Guide-Trend Co., Ltd. of China. In April 2003, we signed a strategic partnership agreement with Guide-Trend to perform production and encapsulation functions. There are no general contractual requirements as the terms are negotiated and specified for each purchase order based on volumes purchased. We cannot assure you that, if we cannot contract with these parties on terms favorable to us, that we will be profitable.

12. Our business may be negatively affected by the misappropriation of our intellectual property.

We have entered into confidentiality and assignment agreements with our employees, suppliers and contractors, and non-disclosure agreements with outside parties with which we conduct business, in order to limit access to and disclosure of our proprietary information. There is no certainty that these contractual arrangements will protect our intellectual property from misappropriation or deter third party development of similar technologies. We will pursue registration of our trademarks and may license our proprietary rights to third parties. While we will attempt to ensure the quality of our brand names is maintained by distributors and licensees, there is no certainty that such distributors and licensees will not take action that might materially adverse effect our business, operations and financial condition.


FORWARD LOOKING STATEMENTS

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We have made the forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Advanced ID, and results achieved during the period covered by any particular projections and other forward-looking statements should not be regarded as a representation by Advanced ID, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


USE OF PROCEEDS

Any proceeds received from the sale of our units or from the exercise of warrants will be deposited directly into the operating account of Advanced ID. We will be attempting to raise up to $1,440,000, minus expenses of $29,147, from the sale of our units. These proceeds will be used as follows:

$  175,000     Complete development and manufacture of low cost reader
                 and reader module integration
$  175,000     Further develop marketing and sales initiatives for our
                 livestock and non Livestock RFID technology throughout
                 our distribution channels.
$  400,000     Complete complimentary business acquisition
$  400,000     Complete Engineering and development of RFID microchips
                 to be utilized in animal and non-animal applications.
$  260,853     Working capital to pay for manufacturing of RFID
----------       products and to manage timing differences in cash
                 flows.
$1,410,853     TOTAL

Additional details regarding our use of funds are noted below:

1. Complete the development of the company's new low cost UHF RFID reader and finalize the integration of new reader module software - entails design, and testing of proto type testing of the low cost reader by our engineers.

2. Further develop marketing and sales initiatives to develop sales of our livestock and inanimate RFID technology throughout our distribution channels - includes hiring a marketing person, advertising to build brand name recognition of our products, sourcing additional distribution partners in other countries, travel expense and employing sales staff.

3. Complete due diligence and financial analysis of potential business acquisition.

4. Complete engineering and development of RFID microchips to be utilized in animal and non-animal applications - entails design, development and testing of RFID tags by our engineers, engineering consulting fees, laboratory fees, travel costs and component costs.

In the event we are not successful in selling all of the securities to raise $1,440,000, we would give priority to allocating capital to launching marketing and sales initiatives to develop sales in the industries we are currently working in, our next priority would be to continue to refine our current RFID technology followed by completing an acquisition of a potential complementary business. Any remaining capital to fund our working capital needs.

We may receive up to $3,674,542 from the exercise of warrants comprised in the units and the currently outstanding warrants. Any proceeds received from the exercise of the warrants shall be utilized for working capital needs.


PLAN OF DISTRIBUTION

This prospectus relates to the sale of 6,000,000 units comprised of common shares and warrants and 3,591,251 common shares to be issued upon exercise of 3,591,251 currently outstanding warrants.

We will sell the units ourselves and do not plan to use underwriters or pay any commissions. We will be selling our units using our best efforts and no one has agreed to buy any of our units. There is no minimum amount of units we must sell so no money raised from the sale of our units will go into escrow, trust or another similar arrangement.

The units are being offered by Dan Finch and Sudeep Bhargava, officers and directors of Advanced ID. Messrs. Finch and Bhargava will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the common shares. No sales commission will be paid for units sold by Messrs. Finch and Bhargava. Messrs. Finch and Bhargava are not subject to a statutory disqualification and are not associated persons of a broker or dealer. Additionally, Messrs. Finch and Bhargava primarily perform substantial duties on behalf of Advanced ID otherwise than in connection with transactions in securities. Neither Mr. Finch nor Mr. Bhargava were a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and they have not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934.

The offering shall terminate on August 31, 2008.

These are no finders.

Under the rules of the Securities and Exchange Commission, our common stock will come within the definition of a "penny stock" because the price of our common stock on the OTC Bulletin Board is below $5.00 per share. As a result, our common stock will be subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:
   - Make a suitability determination prior to selling penny stock to the purchaser;
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell our common stock, and may affect the ability to resell our common stock.


BUSINESS OPERATIONS

Overview
--------
On October 17, 2002 AVID Canada Corporation combined with USA Sunrise Beverages, Inc., an inactive publicly owned company with no assets or liabilities, in a business combination accounted for as an acquisition of AVID Canada and a recapitalization of USA. USA had then outstanding shares of 10,625,724 and agreed to return 3,624,725 for cancellation, leaving 7,000,999 shares outstanding. USA then issued 28,000,000 shares to Heritage Ventures Ltd., AVID Canada's former parent company, in exchange for the 200 outstanding shares of AVID Canada and $505,724 in debt owed by AVID Canada to Heritage Ventures. Avid Canada was incorporated in Alberta, Canada, on November 26, 1993. USA changed its name to Advanced ID Corporation effective November 15, 2002. As a result of the reverse merger transaction, Advanced ID now wholly owned AVID Canada and the original security holders of USA now hold 7,000,999 shares in Advanced ID. No consulting fees or finder's fees were paid in relation to the reverse merger transaction.

Advanced ID has three subsidiaries, Advanced ID Asia Engineering Co. Ltd., formerly AFG Asia Engineering Co. Ltd., AVID Canada Corporation and Universal Pet Care, both of whom are wholly owned. AVID Canada Corporation is a reseller of radio frequency identification microchips and scanners manufactured by American Veterinary Identification Devices of the United States under the brand name AVID. AVID Canada does not own the AVID brand name or trademark. There currently exists no distribution agreement with AVID. The products are marketed to the companion animal and biological sciences sectors in Canada only. Universal Pet Care is a non-operating entity with no assets or liabilities.

On July 1, 2005 Advanced ID concluded an agreement to acquire a 60% interest in AFG Asia Engineering Co. Ltd. of Chiang Mai, Thailand to strengthen its resources in the radio frequency identification market. AFG Asia Engineering is a leader in the design and development of ultra high frequency radio frequency identification technology.

Effective July 1, 2007, Advanced ID entered into an agreement to sell its 60% share of Advanced ID Asia Engineering Co. Ltd. The closing date of the agreement is contingent on several engineering related performance conditions on the part of the acquirer and is scheduled to occur no later than December 31, 2007. Advanced ID is to receive engineering and consulting services and other increased license fee consideration, in exchange for conveyance of its 60% share. The carrying amount of the major classes of assets and liabilities included in this disposal group are as follows as of June 30, 2007:

Advanced ID develops, manufactures and sells, either directly or through distributors, microchip identification technologies referred to as radio frequency identification microchips and readers to the animal industry. In the second quarter of 2004, we began commercializing these products under the brand name, DataTRAC(tm). The intellectual property rights to the DataTRAC(tm) products are owned by Advanced ID Corporation.

RFID allows for the positive identification and location tracking of animals or objects that are embedded or tagged with RFID microchips. We currently supply over 3,000 organizations such as animal shelters, veterinarians, breeders, government agencies, universities, zoos, research labs and fisheries with RFID devices for companion animals, exotics, equines, bovines, llamas, alpacas, ostriches, aquatic species, reptiles, migratory and endangered species. We have implanted microchips in over500,000 companion and other valuable animals, currently track nearly one million animals in our PETtrac database, and reunite numerous lost animals with their families each month.

Sales of microchips and readers to the companion animal and biological sciences markets in Canada continue to contribute a majority of our income in 2006, additionally sales of ultra high frequency animal tags and readers were made to the states of New York and Colorado for the purpose of identifying captive Elk and Deer who are potential carriers of Chronic Wasting Syndrome Disease. Additionally Advanced ID Corporation continues to sell UHF identification tags to Goodyear Tire and Rubber Company under several purchase orders continuing into 2007. Tire tag and tire patch sales have been made to VAR's in several countries for trial or pilot runs. Readers for the tire tag market have been sold to tire manufacturers and resellers in India, Canada, Mexico, Venezuela, Australia, Japan and the United States. Michelin US has purchased multiple readers.

As noted above, we are currently serving the Canadian market as a reseller for AVID. In 2006, we received international approval to manufacture and sell our own ISO low frequency microchips through our subsidiary, Advanced ID Asia Engineering Co. Ltd. (formerly AFG Asia Engineering Co. Ltd.) . We are expanding our sales effort for Advanced ID Corporation ISO Low Frequency (LF) microchips chips into several countries, including China, Taiwan and Thailand.

Since we own the intellectual property of the DataTRAC(tm) microchips, we are continuing to develop and market our UHF RFID products in both the supply chain and livestock markets throughout the world, either directly or through international distributors. Advanced ID has made good progress in the supply chain market, especially in Asia. Advanced ID's marketing efforts in the livestock area has been reduced because no country's government has approved the use our UHF RFID technology

Products and Services Overview
------------------------------
Companion Animal/Biological Sciences, Inanimate Products and Services

Our current product offering includes an established line of RFID tags, readers, and software.

    RFID Tags: Our RFID Tags purchased from American Veterinary Identification Devices or manufactured by Advanced ID Asia Engineering Co. Ltd. consist of an integrated circuit or microchip utilizing a low frequency of 125 KHz or 134 KHz. The microchip is sealed in glass, compatible with the animal's body, containing a programmed identification number which fits inside a hypodermic needle, and can be injected under the skin of an animal. Since these RFID Tags are passive, meaning they do not require a battery, a reader temporarily energizes the microchip allowing it to transmit its data to the reader with error-free reliability. Under normal conditions, the RFID Tags can last in excess of 20 to 25 years and generally well beyond the life of any companion animal. The read range for low frequency tags is approximately three to seven inches.

    RFID Readers: We offer a variety of hand-held readers that read both our microchips and our competitors' microchips. Our reader formats include International Standards Organization, Federation of European Companion Animal Veterinarian Association and AVID's encrypted standard.

    Software: We offer a proprietary Microsoft(r).Net based database called PETtrac which is our advanced software program that stores and tracks identification numbers from implanted animals by recording their microchip ID as well as unique information including data such as:

  -  Pet name, breed, and description;
  -  Animal's brand and tattoo numbers;
  -  Present/past owners, and current details;
  -  Medical history of the animal, medication, allergies, etc.; and
-  Other pertinent information specific to each sector/industry.

    Services: We provide an electronic and manual data entry service to the PETtrac global tracking system for all animals identified with a microchip, including our competitors' microchips, collar tags, rabies vaccination numbers and tattoo numbers in Canada. Animal recoveries can be performed by accessing our database through a web browser, as well as through a 24/7 operator assisted service by calling a toll free line.

Livestock Animal Products and Services
--------------------------------------
Our livestock products offering which was completed in early 2006 includes three different sized RFID tags, readers, and software specifically tailored to meet the needs of each type of livestock and region.

    RFID Tags: Our RFID Tags will be comprised of an integrated circuit or microchip utilizing an ultra high frequency of 915 MHz. An antenna is attached to the microchip to provide a longer read range, all of which is encapsulated in plastic. Our RFID Tags are passive thereby not requiring a battery, and can transmit their data to the reader with a read range of up to approximately ten feet.

Effective April 2003, we signed a strategic partnership agreement with Guide-Trend Technology Company Ltd. of China for the manufacturing of our RFID tags. Once completed, the final product is shipped directly to our customers. The integrated circuits or microchips are purchased on our behalf by Guide-Trend from EM Microelectronic of Switzerland or Philips Semiconductors of the Netherlands, two of the world's largest RFID integrated circuit manufacturers. There exists no purchase contract with any of our suppliers as each purchase order is negotiated separately at this time.

Currently, we are the only company that is offering ultra high frequency tags to the livestock industry. All of our competitors offer low frequency tags which are generally more costly to produce, offer a shorter read range, and have limited reading capability within automated livestock processing plant environments. Adoption of RFID technology by animal owners has been slower than anticipated resulting lower than anticipated sales, additionally the adoption of Low Frequency ISO 11784 and 11785 compliant technology by a growing number of countries has impacted on the market potential and the company has reduced the scales of its continuing development of the livestock application.

    RFID Readers: We offer stationary and handheld readers that will scan and read our microchips. Effective November 2003, we secured a partnership agreement with Applied Wireless Identifications Group, Inc. of New York to supply us with ultra high frequency modules and readers that we will resell to our customers. Additionally, in 2006 we secured a second supplier of UHF reader modules from Skye Tek Inc. of Westminister Colorado.

    Services: Our objective is to become the complete system provider for livestock identification and trace-back. As part of providing a complete system for our customers, we will provide in-depth analysis prior to implementation of a recommended solution.

    Inanimate Products and Services: In August 2005, Advanced ID was awarded a purchase order from Goodyear Tire and Rubber Company of Akron Ohio for RFID identification tags. Goodyear is undertaking trials to test the durability and practicality of embedding UHF tags specifically designed for their tires. Tags were produced on a prototype basis initially prior to moving into larger scale production. A second purchase order was awarded in August 2006 to Advanced ID to further support Goodyear Tire's testing efforts. The 2006 and 2007 NASCAR racing tires will all have this product attached to their racing tires.

Business Model
--------------
We are planning to enhance our current revenue streams by:

  - Offering ISO microchips in both the Canadian and Global companion pet recovery markets. Create PETtrac capabilities in various important languages, Chinese a foremost consideration. Develop improved Low Frequency readers that will display in various languages.

  - Offering higher integrity and more cost effective identification solutions over current practices in the global livestock markets with our DataTRAC(tm) RFID tags and readers, and our web-based tracking and recovery software system.

  - Expanding our current market presence into other veterinary clinics and animal shelter markets across Canada by lowering prices, improving customer service and establishing more comprehensive sales channels, both direct and third party.

  - Expanding RFID technology into industrial applications such as the energy and manufacturing industries. The knowledge and profile gained through the relationship with Goodyear Rubber and Tire Company is one example.

  - Expanding the tire management market to include: tire manufacturers, resellers, fleet owners, retail, retreaders, system integrators, database managers.

  - Expanding RFID technology into supply chain applications for hostile environments. Avoid the high volume, low cost applications that will satisfy the Wal-Mart requirement.

Intellectual Property
---------------------
Our intellectual property is comprised of our radio frequency identification tags utilized for the identification and trace back of livestock. We currently do not own any patents and have not licensed any intellectual property used in our products. Our tire tag technology is based on IP from Goodyear and under license from Michelin. Our new reader line will include intellectual property that the company will exploit through patent protection and other protection of proprietary assets

Target Market
-------------
Advanced ID is fulfilling the needs of the companion animal and biological sciences markets in the RFID industry as outlined below:

  - Increasingly, municipal animal control agencies are setting policy and by-laws for permanent tagging of pets.

  - Pending guidelines will require livestock and meat product operators to use advanced tagging and tracking systems. UHF will compete with LF in the future.

  - Industries are demanding increased efficiencies in logistics, distribution, asset management, and tracking.

The tire management industry was started in 2005 and growth has been steady in 2006. We believe 2007 will see significant growth without significant new competition

  -   The global RFID market was several billion dollars, US in 2005.

Our PETtrac system has been approved for use across Canada by the National Companion Animal Coalition thereby giving us access to over 3,000 professional veterinarians as well as all SPCAs and humane societies, thus tapping a market of over eight million animals.

In the livestock industry, the Bovine Spongiform Encephalopathy (i.e. BSE or Mad Cow Disease) disease that plagued Europe in 1998 was thought to have infected North American herds. This resulted in legislative efforts for animal identification and tracking systems with RFID being the preferred technology. Governments are implementing legislation requiring a quick and secure animal trace back system, aimed at improving food safety for consumers from animal diseases. Our products have been designed to exceed existing regulations.

Advances in microchip design, miniaturization, global positioning tracking, read range, read/write capabilities and data storage have greatly expanded the applications for RFID tags. RFID systems are being piloted and used in a wide range of retail, commercial and industrial applications. Advanced ID will carefully choose those technologies and market sectors where we can successfully compete.

Marketing and Sales Strategy
----------------------------
    Sales and Distribution Channels

With a strong channel already established in the Canadian companion animal and biological sciences markets with our direct sales team, comprised of one sales representative and three customer support personnel, we intend to leverage this position by securing additional relationships with other veterinarian professionals in targeted regions across Canada. Currently, we have relationships with the following distribution agencies; Associate Vet Purchasing, Western Drug Distribution Center, Vet Purchasing, Canadian Kennel Club and Centre de Distribution de Medicaments Veterinaires (CDMV). There is no contractual agreement or volume commitment in place with any of these parties. During fiscal 2006, we had two customers, Veterinary Purchasing and Goodyear Tire and Rubber Company, that each accounted for more than 10% of our revenues.

We will sell our tire management product line both direct and through third party resellers. The Hana Group from Ohio and Thailand will manufacture the tire tags according to our specifications and industry requirements. The market is global.

We will sell our UHF RFID reader line both direct and though third party resellers. The market is global.

    Pricing Strategy

We plan to be a price-performance leader with all of our products and services. This is intended to assist our efforts to gain market acceptance and secure market share in the companion pet recovery industry throughout the world, and further allow us to continue to both increase the market size and our market share in the tire management market. It is our goal to keep our expenditures small to ensure we maintain low product price points to discourage other competitors from entering the market yet allowing us to earn a healthy margin. We anticipate that any cost savings we achieve through process improvements will lead to reductions in our price points to discourage other competitors from entering the market.

    Recent Developments

Companion Animal - Advanced ID has received approval from the National Companion Animal Coalition for its new ISO chip made by Advanced ID Asia Engineering Co. Ltd. With the significant cost savings associated with this new ISO standard chip, Advanced ID has reduced its prices in Canada and other countries and sales are increasing. Advanced ID has developed a new LF reader for companion animals that can be sold in several countries with language specific readout capabilities.

Livestock Tagging - Advanced ID has not further developed its livestock RFID product line but has maintained its ability to provide a complete product solution as the requirement develops. Recent outbreaks of BSE and bird flu could well re-ignite interest in this product.

Tire Management - Advanced ID has continued to develop, with Hana and others, products that will serve the tire management industry from the tire maker in Ohio to the fleet owner in Great Britain. Advanced ID is in a leadership position in this market and will focus its energies and resources to remain in a leadership role as the market matures and reaches high volume requirements.

UHF RFID Reader Development - Advanced ID has developed a series of high powered, long read range, UHF RFID readers that are being sold in the supply chain industry and the tire tag business. This reader product line is sold to the trade at about half the prevailing price for an equivalent product sold by the competition. The company has designed also a lower cost, mass market UHF RFID reader that will sell for half the price of our current readers. This is the reader product line that will take the cost of UHF readers out of the value proposition. The UPC Barcode business did not take hold in the 70's/80's until the price of readers went under $100. Advanced ID intends to be the company that ultimately offers a $100 UHF RFID reader.

Asset Acquisition - Effective July 1, 2007, Advanced ID acquired all of the assets of Pneu-Logic, Ltd. for total consideration of $800,000 comprised of $400,000 cash and 1,000,000 restricted shares of Advanced ID valued at $400,000. The cash component consists of $100,000 paid on the date of closing and ten $30,000 monthly installments commencing October 1, 2007 based on meeting certain revenue targets. Pneu-Logic Ltd. is engaged in the business of fleet tire management.

Competition
-----------
Our largest competitor in the companion animal and biological sciences market in Canada is Pethealth Inc. who is estimated to have approximately 45% market share compared with our estimated 40% market share. During 2004, Anitech Enterprises Inc. ceased operations and no longer remains a competitor. Less than four years ago, Anitech held the largest market share in Canada. The remaining 15% market share is spread among two companies which includes Microchips 4 Solutions and EIDAP. While in business, Anitech was a reseller of Digital Angel Corporation's microchips and readers and as further referenced under Applied Digital Solutions below.

    Pethealth Inc. - Pethealth's vision is to become the leading provider of insurance and integrated health related information services to the North American companion animal market. Currently Pethealth claims it is Canada's largest provider of accident and illness insurance for dogs and cats to pet owners and the second largest in North America. Pethealth entered the companion animal industry in February 2003 where it has grown its market share by offering significantly lower priced products than all other competitors in North America. Pethealth is a reseller of Allflex USA's companion animal products and which is further discussed below. Allflex's technology offers no competitive advantages over our technology except that Pethealth is offering a significantly lower priced product at this time. For the year ended December 31, 2006, Pethealth showed microchip and non-insurance revenues of CAD $3,299,698 from microchip sales in Canada and United States. Revenues from microchip and non-insurance revenues during the year ended December 31, 2005 totaled CAD $1,364,762.

    Allflex USA Inc. - Allflex claims to be the world's leading supplier of livestock identification and management systems. Its products include visual identification ear tags and applicators, electronic identification systems and a variety of precision instruments. Allflex works closely with official and commercial organizations around the world to develop reliable and efficient systems for collecting and transferring information on animal identification, movement and performance. Allflex has manufacturing and technology subsidiaries in USA, Canada, Europe, Australia, New Zealand, Brazil and China. Allflex products are distributed in 80 countries worldwide. Unaudited revenues for 2006 could not be found.

    Applied Digital Solutions, Inc. - Applied Digital, through its subsidiary Destron Fearing, has been in the animal identification business since 1945. For over 50 years, Destron Fearing has developed, manufactured and marketed a broad range of individual animal identification products. As the animal identification industry expanded, the company culminated a merger of Fearing Manufacturing and Destron/IDI in November 1993. Their products range from visual ear tags attached to livestock, to electronic microchips implanted under the skin of pets, fish, laboratory animals and livestock. On April 25, 2000, Destron Fearing was acquired by Applied Digital Solutions, Inc. (ADSX - NASDAQ) for $84.6 million through a merger of its wholly owned subsidiary, Digital Angel Corporation. For the year ended December 2006, Digital Angel had revenues of $57.0 million and a loss of $6.8 million. For the year 2005, Digital Angel had revenues of $56.8 million and a loss of $9.5 million.

    Trovan, Ltd. - Trovan is a privately held United Kingdom company established in 1988. Trovan is focused on developing and marketing RFID technology, telemetric systems and biomedical delivery technology. Trovan has established a network of distributors located in North America, South America, Europe, Asia, Australia, Africa and the Middle East. Users of their technology include Volkswagen, Daimler Benz, Coca Cola, Siemens, Nestle SA, Nissan, Merck, Samsung and Hoechst/Aventis in the private sector, as well as 60 government agencies in 13 countries around the world.

    Other Competition - Other competition will come from the continued use of bar code tags in those countries that have not made it mandatory for users to purchase an RFID tag. The reason that bar code tags are used almost exclusively over an RFID tag is largely a function of price and the fact that previous RFID technology does not offer any significant benefits over bar code tags.

Competitive Advantages
----------------------
Based on in-house research, the existing RFID technology available for livestock is centered on low frequency (30 to 300 KHz) tags and high frequency tags (3 to 30 MHz) which offers a read range up to three feet at a retail price point of $2.00 to $10.00 per tag. Low and high frequency livestock identification tags have been available in the market for approximately ten years yet there has been only a limited level of adoption of this technology. This is largely because the read range is nominally greater than bar code tags that are currently priced at $1.00 to $1.50 per tag and because the technology has not fully met the requirements of most users.

Our RFID technology utilizes a higher frequency of 915 MHz that provides a read range up to ten feet at a price point of $1.50 to $2.00 per tag. Some of our RFID tags also include a bar code to ensure a seamless transition for current bar code customers to adopt RFID technology. In addition, we will be developing RFID tags to offer read/write functionality allowing users to store additional data on each tag such as the animal's birth date, vaccinations, etc.

Our management team and board of directors have extensive experience in the RFID and Livestock industries. Strong relationships have been cultivated over numerous years with key participants in the livestock industry including relationships with key principals of national cattle associations, feedlots, packing plants, distribution groups and co-operatives, and primary producers. These relationships have been attained through personal contact, meetings, conferences and presentations, both within our current business operations and through prior business experience.

It is our belief that the adoption of any livestock identification method will require some form of mandatory requirement either through government legislation or import regulations by those countries that import meat and livestock. Currently, Canada has enacted legislation for mandatory identification of cattle and the European Union has enacted legislation for mandatory identification of all livestock.

Other countries such as the United States, Australia, New Zealand, Argentina, Brazil, Taiwan and Thailand are considering similar requirements.

Our research and development activities over the last four years have included researching, designing and developing RFID tags for livestock identification. This entailed sourcing integrated circuit and reader manufacturers, whose products could perform under harsh environments, designing and optimizing an antenna to maximize read range, and developing an appropriate encapsulation process to protect these components from extreme weather conditions. Numerous tests were concluded in both a laboratory environment and under field conditions including farms, ranches, feedlots, and processing plants. These various tests have been conducted in United States, Germany, China, Canada, Taiwan, Argentina, Australia, Thailand and Brazil.

Trademarks and Patents
----------------------
We will be filing trademark registrations for certain brand names. In addition, we have secured the following Internet names: avidcanada.com, advancedidcorp.com and advancedid.ca. We have also identified additional trademarks and URLs that we plan to register in the immediate future. We currently do not have any patents registered.

Employees
---------
We presently have five full-time employees, four contract employees and one part-time employee. We have entered into consulting agreements with two other parties to perform such duties as technical support, software development, channel development, product development, marketing and sales.

Reports to Security Holders
---------------------------
Effective October 17, 2002, we became a fully reporting company under the requirements of the Exchange Act, and to date we have filed the necessary quarterly and other reports with the Securities and Exchange Commission. Although we are not required to deliver our annual or quarterly reports to security holders, we would be pleased to forward this information to security holders upon receiving a written request to receive such information. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N. W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N. W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Properties
-----------

On June 6, 2007, Advanced ID entered into a new lease for office space. The five year lease commenced September 1, 2007 with estimated minimum lease payments of approximately $2,500 per month.


DILUTION

Assuming completion of the offering but not including the exercise of any warrants, there will be up to 60,937,845 common shares outstanding. The following table illustrates the per common share dilution as of June 30, 2007 that may be experienced by investors at various funding levels.

Funding Level            $1,440,000     $720,000     $360,000     $180,000
                         ----------     --------     --------     --------

Offering price              $.24          $.24         $.24         $.24

Net tangible book
  value per common
  share before offering   .005          .005         .005         .005

Increase per common
  share attributable to
  investors               .022          .011         .006         .002
                         -----         -----        -----        -----
Pro forma net tangible
  book value per
  common share after
  offering                  .027           .016         .011         .007
                           -----         ------       ------       ------
Dilution to investors       .213           .224         .229         .233
Dilution as a
  percentage of
  offering price              89%           93%          95%          97%

Based on 54,937,845 common shares outstanding as of June 30, 2007 and total stockholder's equity of $259,404 utilizing unaudited June 30, 2007 financial statements.

Since inception, the officers, directors, promoters and affiliated persons have paid an aggregate average price of $.09 per common share in comparison to the offering price of $.24 per common share.

Further Dilution

Advanced ID may issue equity and debt securities in the future. These issuances and any sales of additional common shares may have a depressive effect upon the market price of Advanced ID's common shares and investors in this offering.


DIVIDEND POLICY

We have never declared or paid any dividends. In addition, we anticipate that we will not declare dividends at any time in the foreseeable future.

Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

No distribution may be made if, after giving it effect, we would not be able to pay its debts as they become due in the usual course of business; or the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination that a distribution is not prohibitive either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation of other method that is reasonable in the circumstances.


DETERMINATION OF OFFERING PRICE

The offering price of the units was arbitrarily determined by Advanced ID based on the financial needs of Advanced ID without regard to the book value or market value, if any, of our common shares.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Results of Operations for the Six Months Ended June 30, 2007 and June
30, 2006.

The net loss of $(1,207,517) for the six months ended June 30, 2007 decreased by $439,462 compared to last year due to higher sales as a result of extra sales promotions and lower general and administration expense primarily from lower non-cash compensation expense.

Revenues

Revenues of $469,097 during the six months ended June 30, 2007 increased $61,854 from last year. This increase can be attributed to higher bulk tag, reader and reader accessories. These sales increases are attributed to increased sales focus on animal shelters and broadening of sales of readers and accessories to more customers.

The Company is actively promoting the ISO microchip throughout Canada and Asia. Of the total revenues earned of $469,097 for the six months ended June 30, 2007, $283,827 or 60.51% were from our companion animal/biological sciences division in Canada and $185,270 or 39.49% were from our ultra high frequency (UHF) division with sales throughout the world.

Cost of Revenues

Cost of Revenues of $286,883 for the six months ended June 30, 2007 increased by $53,492 or 22.9% over same period in the previous year. The increase in Cost of Revenues is attributed to higher sales levels and slight changes in the product sales mix to lower margin items. Gross profit of $182,214 increased by $8,362 from the six month period ending June 30, 2006. The gross profit margin decreased slightly from 42.7% to 38.8%, reflecting the slight change in product mix.

Research and Development

Research and development expenses of $16,809 for the six months ended June 30, 2007 decreased by $39,133 from last year's comparable period. This decrease is due to the fact that the engineering development of the UHF livestock product development is near completion. Additionally, much of the business development team in Chiang Mai, Thailand, formerly focused on research and development activities, continues to be responsible for sales and marketing activities in Asia and UHF RFID reader development and sales throughout the world.

General, administrative and selling expense

For the six months ended June 30, 2007, general and administrative and selling expenses of $1,366,805 were lower by $390,148 or 22.2% than last year due to lower payroll costs as a result of fewer employees, lower non-cash compensation expense and lower investor relations and public relation expenses offset, in part by higher consulting expenses. However, general and administrative expenses will increase as we implement sales and marketing initiatives during the remainder of the year.

Minority Interest

On July 1, 2005, Advanced ID acquired a 60% interest in AFG Asia
Engineering Co. Ltd. The minority interest of $8,299 represents the 40% non-owned interest in AFG Asia Engineering. The amount increased by $7,509 over the comparable six month period in 2006 due to greater sales levels in AFG Asia Engineering.

Other income (expense)

During the six months ended June 30, 2007, other income of $2,182 was higher by $9,328 than last year due to lower interest costs related to the full payment of a loan to a related party during the first six months in 2006.

Liquidity and Capital Resources

As at June 30, 2007, we had cash and cash equivalents of $145,833.

During the six months ended June 30, 2007, net cash used in operating activities of $383,746 was higher by $9,422 or 2.5% as compared to the quarter ended June 30, 2006. The increase in cash used by operating activities during 2007 resulted primarily from an overall increase in cash general and administrative expenses offset in part by higher cash generated from non-cash working capital amounts.

During the six months ended June 30, 2007, net cash used by investing activities of $17,642 compared to $9,967 for the six months ended June 30, 2006. Cash used by investing activities resulted from our purchase of office furniture and equipment, computer hardware, and software. We have no commitments for future purchases of capital assets.

During the six months ended June 30, 2007, net cash provided by financing activities of $292,588 was lower by $187,041 or 39.0% as compared to the six months ended June 30, 2006. The lower cash generated is a result of lower proceeds from sales of stock, lower collection of subscription receivables and lower proceeds from the exercise of warrants and options.

Our internal and external sources of liquidity have included cash generated from the exercise of options and warrants, proceeds raised from subscription agreements and private placements, and advances from related parties. We are currently not aware of any trends that are reasonably likely to have a material impact on our liquidity. Our current cash balance is estimated to be sufficient to fund our current operations for two months. We are attempting to increase the sales to raise much needed cash for the remainder of the year, which will be supplemented by our efforts to raise cash through the issuance of equities securities. It is our intent to secure a market share in the livestock and inanimate identification industry which we feel will require additional capital over the long term to undertake sales and marketing initiatives, further our research and development, and to manage timing differences in cash flows from the time product is manufactured to the time it is sold and cash is collected from the sale. Our capital strategy is to increase our cash balance through financing transactions, including the issuance of debt and/or equity securities.

Additionally, we will require additional cash resources to fund our acquisition of Pneu-Logic which we expect to fund through the sale of stock.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our bylaws provide that the number of directors who shall constitute the whole board shall be such number as the board of directors shall at the time have designated. We confirm that the number of authorized directors has been set at five pursuant to our bylaws. Each director shall be selected for a term of one year and until his successor is elected and qualified. Vacancies are filled by a majority vote of the remaining directors then in office with the successor elected for the unexpired term and until the successor is elected and qualified. The directors, officers and significant employees are as follows:

NAME AND ADDRESS            AGE          POSITIONS HELD           SINCE
Dan Finch                   64       President & CEO, Director   September 2005
Sudeep Bhargava             50       COO/Director of Operations  January 2007
                                     Interim CFO                 August 2007
Seymour Kazimirski,
  Honolulu, Hawaii          60       Director/Chairman           October 2002
Hubert Meier, Kowloon,
  Hong Kong                 60       Director                    February 2003
Terry Fields,
  Honolulu, Hawaii          64       Director                    July 2005

Business Experience
-------------------
Dan Finch - President and CEO, has 20 years of executive level management experience in wireless HSIA and VoIP phone technology, high-speed internet infrastructure and financial services for small pre IPO high tech companies. Dan Finch led a division of DSC that designed and manufactured all the cell switches for Motorola, under the Motorola brand. While serving at C-COR/COMLUX he was responsible for the turnaround of this subsidiary, and realized three-fold growth. Dan Finch's educational background includes an MBA, Finance and Economics from University of Chicago, a BS in Physics from the Indiana Institute of Technology and certification in Technical Management from the University of California, Berkeley.

Sudeep Bhargava - Chief Operating Officer, Interim Chief Financial Officer, Director of Operations, has over 27 years of management experience in hospitality industry and in non-profit sector, and lately in the pet industry at the Calgary Humane Society as the General Manager of Finance & Operations for over eight years. Sudeep Bhargava has a Bachelor of Commerce degree from Agra University, Agra, India in 1977. Later in 1994, he earned the accounting designation of Certified Management Accountant (CMA) in Regina, Saskatchewan, Canada.
Currently, Sudeep Bhargava is a member of CMA Alberta, a professional association for management accountants. He has for many years contributed numerous hours of his time to many volunteer organizations in Regina and Calgary and continues to do so in Calgary.

Seymour Kazimirski - Director/Chairman. In 1995, Mr. Kazimirski established Hawaii Pet Care Alliance which is involved in radio frequency identification for companion animals, and where he continues to serve as president. From 1995 to 1998, Mr. Kazimirski consulted to AVID Inc., a manufacturer of radio frequency identification microchips and readers. In 1993, Mr. Kazimirski established Global Consulting which houses his consulting operations that specializes in finance, administration and marketing. In 1980, Mr. Kazimirski established Florexotica International Inc., an import/export business acquiring products from Asia and Europe, and resold to U.S. military and major retail stores.

Hubert Meier - Director. Mr. Meier is a graduate of electronic engineering at Oskar von Miller Polytech in Munich. Mr. Meier has been operating his own consultancy firm specializing in radio frequency identification technology since May 2002. Prior to this Mr. Meier was with Hana Technologies Ltd. in Hong Kong, a technology company specializing in the development and manufacturing of integrated circuits, light emitting diodes, smart cards, RFID technology, and other electronic components and devices, from 1997 to 2002 where he served as CEO, Managing Director and Board member. From 1993 to 1997, Mr. Meier served as the Vice President Sales, Managing Director and Board member of Temic Hong Kong, a German based company supplying electronics for applications in power train, safety and body electronics. From 1978 to 1993, Mr. Meier was with Eurosil, a German company involved in developing and manufacturing integrated circuits, where he served as Sales Director, Managing Director and Board member.

Terry Fields - Director. Mr. Fields practiced law in California for over thirty-three years, initially in litigation, but ultimately concentrating in corporate and business law. Mr. Fields has been a director of twelve public corporations over the last twenty years and President of six of those, equally distributed between the U.S. and Canada. Mr. Fields has extensive business experience, especially with public corporations and their securities, as well as mergers and acquisitions. Mr. Fields has strong ties with the financial communities, both domestic and international, having lived in Europe for five years. At present, Mr. Fields is President and Director of Sunburst Acquisitions IV, Bishop Resources Inc. and Visual Statement Inc., a private Canadian corporation.

The above named directors will serve in their capacity as director until our next annual shareholder meeting to be held within six months of our fiscal year's close. Directors are elected for one-year terms.

Code of Ethics Policy
---------------------
We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Corporate Governance
--------------------
There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors. In addition to having no nominating committee for this purpose, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

Family Relationships
--------------------
There are no family relationships between our officers and directors.

Involvement in Certain Legal Proceedings
----------------------------------------
None of our directors, executive officers and control persons have been involved in any of the following events during the past five years:
  - Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,
   - Any conviction in a criminal proceeding or being subject to any pending criminal proceeding (excluding traffic violations and other minor offenses);
   - Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities,; or
   - Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Executive Compensation
----------------------
We may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives.

On September 15, 2005, Advanced ID entered into an employment agreement with Dan Finch, as Advanced ID's CEO and president for an annual salary of $94,200. In addition to his salary, Mr. Finch will receive a one-time payment of $5,000 for moving expenses and has an opportunity of earning up to 1,000,000 options when pre-determined increases in revenues are attained.

                                                                    Long Term Compensation
                       Annual Compensation                            Awards               Payouts
 (a)                    (b)     (c)            (d)      (e)      (f)     (g)      (h)            (i)
                                                       Other                                    All
Name                                                   Annual Restricted         LTIP           Other
and                                                    Compen-   Stock  Options/ Pay-          Compen-
Principal                       Salary        Bonus    sation    Awards  SARs    Outs          sation
Position                Year      ($)          ($)       ($)       ($)   ($)     ($)             ($)

Dan Finch
Chief Executive Officer  2006     $103,620      -         -         -      -      -               -
                         2005     $94,200       -         -         -      -      -               -
                         2004      n/a          -         -         -      -      -               -

Sudeep
 Operations Director     2006      n/a          -         -         -      -      -               -
                         2005      n/a          -         -         -      -      -               -
                         2004      n/a          -         -         -      -      -               -

We do not have any standard arrangements by which directors are compensated for any services provided as a director. On April 26, 2006, we issued 1,000,000 options to five directors and 10,000 restricted common shares to each director in lieu of a cash payment. Also on July 21, 2005 we issued 1,000,000 options to five directors, also on July 21, 2005 20,000 common shares were issued to one director and 10,000 common shares were issued to six other directors. April 22, 2004, we issued a total of 1,150,000 options to five directors. Also, on April 22, 2004, we issued 10,000 restricted common shares to each director in lieu of a cash payment. No cash has been paid to the directors in their capacity as such.

We do not have any standard arrangements by which directors are compensated for any services provided as a director. No cash has been paid to the directors in their capacity as such.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2007, the number and percentage of outstanding shares of Advanced ID common stock owned by (i) each person known to us to beneficially own more than 5% of its outstanding common stock, (ii) each director, (iii) each named executive officer and significant employee, and (iv) all officers and directors as a group.

(i) Persons Beneficially Owning More Than 5% of Outstanding Common
Stock

Title of Class    Name of Beneficial Owner        Common Stock     Percentage of
                                              Beneficially Owned   Class Owned
Class A Common        Seymour Kazimirski           3,022,352          5.5%
Class A Common       Heritage Ventures Ltd.       14,883,161         27.1%

Heritage Ventures Ltd. is a widely held public company that was de-listed from trading on the Alberta Stock Exchange, predecessor to the TSX Venture Exchange, effective May 7, 1999. The largest shareholder that we are aware of controls approximately 5.3% of the outstanding shares in Heritage Ventures.

(ii) Directors of Advanced ID

Title of Class    Name of Beneficial Owner         Common Stock     Percentage of
                                                Beneficially Owned   Class Owned
Class A Common    Seymour Kazimirski               3,025,351          5.6%
Class A Common    Hubert Meier                       705,015          1.3%
Class A Common    Terry Fields                       180,712           .33%
Class A Common    Dan Finch                           20,000          <.1%

(iii) Officers and Significant Employees of Advanced ID

Title of Class    Name of Beneficial Owner        Common Stock     Percentage of
                                              Beneficially Owned   Class Owned
Class A Common     Dan Finch                          20,000           <.1%
Class A Common     Sudeep Bhargava                         0           0.0%

 (iv) Directors and Officers of Advanced ID as a Group

Title of Class    Name of Beneficial Owner        Common Stock     Percentage of
                                              Beneficially Owned   Class Owned
Class A Common     Directors/Officers             3,931,078           7.3%

Based upon 54,137,248 issued and outstanding as of September 30, 2007.

Warrants
--------
The following table sets forth, as of September 30, 2007, the number and percentage of outstanding warrants of Advanced ID owned by (i) each person known to us to beneficially own more than 5% of its outstanding warrants, (ii) each director, (iii) each named executive officer and significant employee, and (iv) all officers and directors as a group.

(i) Persons Beneficially Owning More Than 5% of Outstanding Warrants

Name of Beneficial Owner       Number of          Percentage of
                                Warrants      Beneficially Owned
N/A

(ii) Directors of Advanced ID

Name of Beneficial Owner       Number of          Percentage of
                                Warrants      Beneficially Owned
Seymour Kazimirski              550,000               3.7%
Hubert Meier                    600,000               4.0%
Terry Fields                    400,000               2.7%
Dan Finch                       200,000               1.3%

(iii) Officers and Significant Employees of Advanced ID

Name of Beneficial Owner       Number of          Percentage of
                                Warrants      Beneficially Owned
Dan Finch                         200,000             1.3%
Sudeep Bhargava                         0               0%

 (iv) Directors and Officers of Advanced ID as a Group

Name of Beneficial Owner       Number of          Percentage of
                                Warrants      Beneficially Owned
Directors/Officers              1,750,000            11.9%

Based upon 15,000,000 outstanding warrants as of September 30, 2007.

Securities Authorized For Issuance under Equity Compensation Plans
------------------------------------------------------------------

Plan Category            Number of Securities
                         Issued Upon Exercise of       Weighted Average Exercise     Number of Securities
                         Outstanding Options,      Price of Outstanding Options      Remaining Available
                         Warrants and Rights             Warrants and Rights         For Future Issuance

                                 (a)                           (b)                         (c)
Equity Compensation Plans
  Approved by Security Holders   n/a                           n/a                         n/a
Equity Compensation Plans
  Not Approved by Security
  Holders                     14,745,417                      $0.44                        n/a
Total                         14,745,417                      $0.44                        n/a

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Heritage Ventures Ltd.
----------------------
Heritage is a venture capital company specializing in assisting software and technology companies. Upon entering into a reverse merger transaction between AVID Canada Corporation and USA Sunrise Beverages, Inc., Heritage sold its ownership in AVID Canada Corporation in return for 28,000,000 common shares in USA Sunrise Beverages, Inc. whose name was changed to Advanced ID Corporation effective November 15, 2002. Of the 28,000,000 shares received by Heritage, a portion of these shares was paid to certain creditors of AVID in exchange for approximately $703,581 in debt.

Director Independence
---------------------
Advanced ID's board of directors consists of Dan Finch, Seymour
Kazimirski, Hubert Meier and Terry Fields.  Dan Finch and Seymour
Kazimirski are not independent as such term is defined by a national securities exchange or an inter-dealer quotation system.

During the six months ended June 30, 2007, there were no transactions with related persons other than as described below.

Seymour Kazimirski
------------------
In addition to being a director of Advanced ID, Mr. Kazimirski also provides consulting services to Advanced ID for the purpose of assisting with product and market development. Specifically, Mr. Kazimirski has been responsible for establishing distribution partners in countries located outside of North America, assisting the company in finding and negotiating supplier partnership agreements, and other general business tasks as requested by the company. There exists no written consulting agreement in place but it has been mutually agreed that Mr. Kazimirski will receive $175 per hour for his services for an undefined term which began January 3, 2003. For fiscal 2006, Mr. Kazimirski was paid $105,315 in consulting fees. For fiscal 2005, Mr. Kazimirski was paid consulting fees totaling $79,643.

Hubert Meier
------------
In addition to being a director of Advanced ID, Mr. Meier also provides consulting services to Advanced ID for the purpose of assisting with product and supplier development. Specifically, Mr. Meier has been responsible for development, manufacturing and testing of our DataTRAC(tm) RFID tags, sourcing microchip manufacturers, sourcing reader manufacturers, sourcing antennae design suppliers, and overall product development. Mr. Meier receives $175 per hour for his services. For fiscal 2006, Mr. Meier was paid $31,712 in consulting fees. For fiscal 2005, Mr. Meier was paid consulting fees totaling $4,725.

David Goldenberg
----------------
Mr. Goldenberg is a past director of Advanced ID. Mr. Goldenberg provides consulting services to Advanced ID for the purpose of corporate reporting and is the Interim CFO and Secretary. Mr.
Goldenberg receives $175 per hour for his services. For fiscal 2006, Mr. Goldenberg was paid $3,238 in consulting fees. For fiscal 2005, Mr. Goldenberg was paid consulting fees totaling $4,466.

Terry Fields
------------
Mr. Fields is a director of Advanced ID. Mr. Fields also provides consulting services to Advanced ID in the area of investor relations and public relations. Mr. Fields receives $175 per hour for his services. For fiscal 2006, Mr. Fields was paid $21,000 in consulting fees. For fiscal 2005, Mr. Fields was paid consulting fees totaling $36,200.

Convertible Debenture
---------------------
On April 28, 2003, Advanced ID signed a convertible debenture agreement with Mr. Li, a former Director. The lender provided a loan for $100,000, with $50,000 received upon execution and the balance to be received upon satisfaction of specific conditions. At December 31, 2005, Advanced ID had received $50,000 under the agreement. During 2006, this note was converted into common stock at $0.25 per share, as per the original note agreement.

In connection with this note, Advanced ID also issued third party warrants to acquire 250,000 shares of Advanced ID common stock at $0.25 per share. During 2006, these warrants were exercised resulting in the issuance of 250,000 shares of common stock.

Related party loan
------------------
As part of the acquisition with AFG Asia on July 1, 2005, $21,289 of loan from a related party were acquired. Interest on the loan is 3.6%. As of December 31, 2006, the balance on the loan is $14,388. $6,641 of the loan is scheduled to be paid back in 2007 with the remaining $7,747 to be paid back over the following three years.
The collateral on this loan is a company car that was purchased in 2004 with the proceeds.

Board of Directors' Stock Option Exercise Price
-----------------------------------------------
On August 3, 2007, the Board of Directors of Advanced ID unanimously voted to increase the stock option exercise price to $0.50 per share on 800,000 options granted to directors. Previously, these options were exercisable at $0.40 per share.


DESCRIPTION OF CAPITAL STOCK

The following statements constitute brief summaries of Advanced ID's certificate of incorporation and bylaws, as amended.

Common Shares. Advanced ID's articles of incorporation authorize it to issue up to 100,000,000 common shares and 500,000 preferred shares, $0.01 par value per common and preferred share.

Liquidation Rights.   Upon liquidation or dissolution, each outstanding
common share will be entitled to share equally in the assets of Advanced ID legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.   There are no limitations or restrictions upon the
rights of the board of directors to declare dividends out of any funds legally available therefore. Advanced ID has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of
Advanced ID.   Accordingly, future dividends, if any, will depend upon,
among other considerations, Advanced ID's need for working capital and its financial conditions at the time.

Voting Rights.   Holders of common shares of Advanced ID are entitled
to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights.   Common shares are not redeemable, have no conversion
rights and carry no preemptive or other rights to subscribe to or purchase additional common shares. Common Shares do not have cumulative voting features. Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Transfer Agent. Signature Stock Transfer, Inc. of 2301 Ohio Drive, Suite 100, Plano, Texas, 75093 acts as Advanced ID's transfer agent.

Units. The units consist of one common share and one common stock purchase warrant. The securities are immediately detachable from the units. The warrants are exercisable for three years from the effective date of the offering at an exercise price of $.40.


SHARES ELIGIBLE FOR FUTURE SALE

Upon the date of this prospectus, there are 54,137,248 shares of our common stock outstanding of which 37,355,668 common shares may be freely traded without restriction.

Upon the effectiveness of this registration statement and subsequent exercise of the warrants, up to an additional 9,591,251 common shares may be issued and will be eligible for immediate resale in the public market. The remaining common shares will be restricted within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Advanced ID is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

   - one percent of the number of then outstanding shares of common stock, or

   - the average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Advanced ID under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.


DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information
------------------
Our common stock is traded over the counter and is quoted by the Over The Counter Bulletin Board (OTCBB) under the trading symbol AIDO. Our common stock began trading on the OTCBB effective October 17, 2002 upon conclusion of our reverse merger with USA Sunrise Beverages, Inc. The market prices noted below were obtained from the OTCBB and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                      Fiscal 2007      Fiscal 2006      Fiscal 2005
                      -----------      -----------      -----------
                      High    Low      High    Low      High    Low
                      ----    ---      ----    ---      ----    ---
First Quarter        $0.42   $0.39    $0.43   $0.12    $0.49   $0.27
Second Quarter       $0.30   $0.26    $1.40   $0.28    $0.39   $0.21
Third Quarter                         $0.38   $0.21    $0.30   $0.18
Fourth Quarter                        $0.32   $0.21    $0.19   $0.12

Holders
-------
As of September 30, 2007, the approximate number of shareholders of common stock of Advanced ID was 1,772.

Dividends
---------
We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors as the board of directors deems relevant.


EXPERTS

The financial statements of Advanced ID appearing in this registration statement have been audited by LBB & Associates, Ltd., LLP, independent auditors and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


LEGAL PROCEEDINGS

We are not a party to any legal proceedings the outcome of which, in the opinion of our management, would have a material adverse effect on our business, financial condition, or results of operation.


LEGAL MATTERS

The validity of the units being offered hereby will be passed upon by Jody M. Walker, Attorney At Law, Centennial, Colorado.


WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Advanced ID Corporation
4500 - 5 Street NE
Calgary, Alberta Canada T2E 7C3
Telephone: (403) 264-6300

Attention: Daniel Finch, Chief Executive Officer

Our fiscal year ends on December 31st. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

FINANCIAL STATEMENTS

The following financial statements required by Item 310 of Regulation S-B are furnished below:

Consolidated Balance Sheets,
   June 30, 2007(unaudited) and December 31, 2006
Consolidated Statements of Operations and Comprehensive Loss for the three and six months ended
   June 30, 2007 and 2006
   (unaudited)
Consolidated Statements of Cash Flows for the three and six months ended June 30, 2007 and 2006 (unaudited)
Notes to consolidated financial statements

Report of Independent Registered Public Accounting Firm dated April 6,
  2007.
Consolidated Balance Sheet - December 31, 2006
Consolidated Statements of Operations for the periods ended December
  31, 2006 and 2005.
Consolidated Statement of Stockholders' Equity and Comprehensive Loss
  for the years ended December 31, 2006 and 2005.
Consolidated Statements of Cash Flows for the years ended December 31,
  2006 and 2005.
Notes to Consolidated Financial Statements.

ADVANCED ID CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                      June 30,     December
                                                        2007        31, 2006
                                                     ----------   -----------
                                                     (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash                                               $  145,833    $  266,787
  Trade accounts receivable, net of allowance for
    doubtful accounts of $5,355 and $4,896              163,274       110,883
  Inventory                                             117,003        44,386
  Prepaid expenses                                       78,625        34,399
                                                     ----------    ----------
      Total current assets                              504,735       456,455
                                                     ----------    ----------
   Property and equipment, net                          125,693       143,960
   Goodwill                                              55,486        55,486
                                                     ----------     ---------
      Total other assets                                181,179       199,446
                                                     ----------     ---------
      Total assets                                   $  685,914    $  655,901
                                                     ==========    ==========

    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                  $  139,220     $  112,959
  Accounts payable - related parties                   205,103        166,092
  Current portion of loan payable - related party        3,743          6,641
  Accrued expenses                                      22,689         90,417
                                                    ----------     ----------
      Total current liabilities                        370,755        376,109

  Loans payable - related parties, net of
    Current portion                                      8,733          7,747
                                                    ----------     ----------
      Total liabilities                                379,488        383,856
                                                    ----------     ----------
MINORITY INTEREST IN AFG ASIA ENGINEERING               47,022         38,723
                                                    ----------     ----------
COMMITMENTS

STOCKHOLDERS' EQUITY:
  Series A preferred stock, $0.01 par; 500,000 shares
    authorized; none issued                                 -              -
  Common stock, $0.01 par; 100,000,000 shares
    authorized; 54,937,845 and 52,219,914 shares
    issued and outstanding, respectively               549,379        522,199
  Additional paid-in capital                         7,537,375      6,000,805
  Subscriptions receivable                            (195,000)       (22,000)
  Accumulated deficit                               (7,647,323)    (6,284,159)




  Accumulated other comprehensive income                14,973         16,477
                                                    ----------     ----------
      Total stockholders' equity                       259,404        233,322
                                                    ----------     ----------
      Total liabilities and stockholders' equity    $  685,914     $  655,901
                                                    ==========     ==========

The accompanying notes are an integral part of these consolidated financial statements

ADVANCED ID CORPORATION
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

                                Three Months Ended        Six Months Ended
                                     June 30,                  June 30,
                                ------------------        ----------------
                                2007         2006         2007         2006
                             ----------   ----------   ----------   ----------
Revenues                   $   239,158   $   181,007   $   469,097   $   407,243
Cost of Revenue                129,839       119,990       286,883       233,391
                           -----------   -----------   -----------   -----------
  Gross Profit                 109,319        61,017       182,214       173,852

Research and development expense 9,840        29,012        16,809        55,942
General and administrative
  expense                    1,041,726     1,386,732     1,366,805     1,756,953
                           -----------   -----------   -----------   -----------

Operating loss                (942,247)   (1,354,727)   (1,201,400)   (1,639,043)

Interest income (expense)        1,504        (3,393)        2,182        (7,146)
                           -----------   -----------   -----------   -----------
Loss before minority interest (940,743)   (1,358,120)   (1,199,218)   (1,646,189)
Minority interest                  867         1,598        (8,299)         (790)
                           -----------   -----------   -----------   -----------
Net Loss                      (939,876)   (1,356,522)   (1,207,517)   (1,646,979)

Warrant holder inducement
  Dividend                    (155,647)            -      (155,647)            -
                           -----------   -----------   -----------   -----------
Net loss applicable to common
  shareholders              (1,095,523)   (1,356,522)   (1,363,164)   (1,646,979)
Other Comprehensive Income,
  (loss):
    Foreign currency
      translation              (12,714)        3,690        (1,503)       (5,185)
                           -----------   -----------   -----------   -----------
Comprehensive Loss         $(1,108,237)  $(1,352,832)  $(1,364,667)  $(1,652,164)
                           ===========   ===========   ===========   ===========
Net loss per share:
  Basic and diluted          $   (0.02)    $   (0.03)    $   (0.02)    $   (0.03)
                             ==========    =========     =========     =========
Weighted average shares
  Outstanding
  Baic and diluted          53,525,584    48,896,230    53,083,046    47,460,960
                            ==========    ==========    ==========    ==========

The accompanying notes are an integral part of these consolidated financial statements

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2007 AND 2006
(Unaudited)

                                                 2007          2006
                                            ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                 $  (1,207,517)   $  (1,646,979)
  Adjustments to reconcile net loss to
    cash used in operating activities:
    Depreciation                                  46,559           26,031
    Stock issued for services                          -          378,275
    Stock options issued for services            613,012          854,275
    Increase in allowance for doubtful accounts        -              800
    Minority interest                              8,299              790
      Change in assets and liabilities:
        Accounts receivable                      (52,391)          40,666
        Inventory                                (72,617)          (2,166)
        Prepaid expenses                         (44,226)             497
        Accounts payable                          26,261          (48,059)
        Accounts payable - related parties       366,602          (17,666)
        Accrued expenses                         (67,728)          39,212
                                              ----------       ----------
CASH FLOWS USED IN OPERATION ACTIVITIES         (383,746)        (374,324)
                                              ----------       ----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchase of property and equipment             (17,642)          (9,967)
                                              ----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on loans payable - related party       (1,912)         (21,121)
  Proceeds from sale of stock                    231,000          272,750
  Proceeds from the exercise of stock
    Options/warrants                              63,500          228,000
                                              ----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES             292,588          479,629
                                              ----------       ----------

EFFECT OF EXCHANGE RATE CHANGES                  (12,154)          (5,185)
                                              ----------       ----------
NET INCREASE(DECREASE) IN CASH                  (120,954)          90,153
Cash, beginning of period                        266,787          198,814
                                              ----------       ----------
Cash, end of year                             $  145,833       $  288,967
                                              ==========       ==========
CASH PAID FOR:
  Interest                                    $        -       $        -
  Taxes                                       $        -       $        -
NON CASH INVESTING AND FINANCING
  TRANSACTIONS:
  Common stock issued for debt                $  327,591       $   86,000
  Common stock issued for assets              $        -       $  150,000

The accompanying notes are an integral part of these consolidated financial statements

ADVANCED ID CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Advanced ID Corporation ("Advanced ID") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for our interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2006, as reported in the Form 10-KSB filed on April 18, 2007, have been omitted.

NOTE 2 - COMMON STOCK

During the six months ended June 30, 2007, Advanced ID issued a total of 2,717,931 shares of common stock; 840,000 shares of common stock were issued for cash proceeds of $224,000, $7,000 was collected from a subscription receivable, 811,667 shares of common stock were issued on the exercise of warrants for $63,500 and subscription receivable of $180,000, and 1,066,264 shares of common stock were issued as settlement of debt valued at $327,591.

During the six months ended June 30, 2007, the Company issued warrants to purchase 2,040,000 shares of common stock; 1,590,000 warrants expire one year from the date of issuance and are exercisable at $.40 per share and 450,000 warrants expire in three years from the date of issuance and are exercisable at $.32 - $.36 per share.

In May 2007, the Board approved the vesting of the President's remaining 800,000 options that were originally granted as part of his initial employment contract.

In May 2007, the Board approved an option plan to issue each board member 200,000 common shares at $0.36 per common share for a term of five years.

In May 2007, the Board authorized options to purchase 50,000 common shares with a term of 5 years to its employee and consultant. These common shares shall be registered under Form S-8 with the Securities and Exchange Commission.

As an inducement to all warrant holders with $0.30 exercise price, the Company has offered to issue two new warrants for each warrant exercised. These new warrants expire one year from issuance and are exercisable at $0.40 per share. During May 2007, 500,000 warrants with an exercise price of $0.30 per share were exercised. As a result, 1,000,000 additional warrants with an exercise price of $0.40 per share were issued. The Company has recorded a warrant holder inducement dividend of $155,647 related to the additional warrants issued.

NOTE 3 - COMMITMENTS

As part of an employee's compensation, the Company has agreed to issue 10,000 registered shares on July 15, 2007 and January 15, 2008.

The Company has agreed to pay each director $1,500 per month as part of their compensation. In addition, each director will be paid $175 per hour for their services rendered on behalf of the Company.

On June 6, 2007, the Company entered into a new lease for office space. The five year lease commences September 1, 2007 with estimated minimum lease payments of approximately $2,500 per month.

NOTE 4 - SUBSEQUENT EVENTS

Effective July 1, 2007, the Company acquired all of the assets of Pneu-Logic, Ltd. for total consideration of $800,000 comprised of $400,000 cash and 1,000,000 restricted shares of Advanced ID Corporation valued at $400,000. The cash component consists of $100,000 paid on the date of closing and ten $30,000 monthly installments commencing October 1, 2007 based on meeting certain revenue targets. Pneu-Logic Ltd. is engaged in the business of fleet tire management.

Effective July 1, 2007, the Company entered into an agreement to sell its 60% share of Advanced ID Asia Engineering Co. Ltd. The closing date of the agreement is contingent on several engineering related performance conditions on the part of the acquirer and is scheduled to occur no later than December 31, 2007. The Company is to receive engineering and consulting services and other increased license fee consideration, in exchange for conveyance of its 60% share. The carrying amount of the major classes of assets and liabilities included in this disposal group are as follows as of June 30, 2007:

   Current assets                   $138,601
   Property and equipment, net        53,191
   Current liabilities               (31,882)
   Loans payable - related party     (12,476)

During July and August 2007, 402,161 shares valued at $111,381 were issued in exchange for services.

On August 3, 2007, the Board of Directors of the Company unanimously voted to increase the stock option exercise price to $0.50 per share on 800,000 options granted to Directors. Previously, these options were exercisable at $0.40 per share. This change will be filed with the SEC filings effective September 30, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
  Advanced ID Corporation
  Calgary, Alberta, Canada

We have audited the accompanying consolidated balance sheet of Advanced ID Corporation (the "Company") as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the two-year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced ID Corporation as of December 31, 2006 and the results of its operations and its cash flows for each year in the two-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2007 raise substantial doubt about its ability to continue as a going concern. The 2006 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates, Ltd., LLP
Houston, Texas

April 6, 2007

ADVANCED ID CORPORATION
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006


ASSETS
CURRENT ASSETS:
  Cash                                                     $  266,787
  Trade accounts receivable, net of allowance for
    doubtful accounts of $4,896                               110,883
  Inventory                                                    44,386
  Prepaid expenses                                             34,399
                                                           ----------
      Total current assets                                    456,455

   Property and equipment, net                                143,960
   Goodwill                                                    55,486
                                                           ----------
      Total other assets                                      199,446
                                                           ----------
      Total assets                                         $  655,901
                                                           ==========

LIABILITIES AND
STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                         $  112,959
  Accounts payable - related parties                          166,092
  Current portion of loan payable - related party               6,641
  Accrued liabilities                                          90,417
                                                           ----------
      Total current liabilities                               376,109

  Loans payable - related parties, net of
    Current portion                                             7,747
                                                           ----------
      Total liabilities                                       383,856
                                                           ----------
MINORITY INTEREST IN AFG ASIA ENGINEERING                      38,723
                                                           ----------
COMMITMENTS

STOCKHOLDERS' EQUITY:
  Series A preferred stock, $0.01 par; 500,000 shares
    authorized; none issued                                         -
  Common stock, $0.01 par; 100,000,000 shares
    authorized; 52,219,914 shares outstanding                 522,199
  Additional paid-in capital                                6,000,805
  Subscriptions receivable                                    (22,000)
  Accumulated deficit                                      (6,284,159)

  Accumulated other comprehensive income                       16,477
                                                           ----------
      Total stockholders' equity                              233,322
                                                           ----------
      Total liabilities and stockholders' equity           $  655,901
                                                           ==========

See accompanying summary of accounting policies and notes to financial statements.

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006 and 2005

                                               2006          2005
                                            ----------    ----------
REVENUES                                  $   889,089    $1,027,723
COST OF REVENUES                              539,655       582,171
                                          -----------    ----------
  Gross profit                                349,434       445,552

RESEARCH AND DEVELOPMENT EXPENSE               73,091       236,445
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE 2,467,705     1,229,538
                                          -----------     ---------
  Loss from operations                     (2,191,362)   (1,020,431)
                                          -----------   -----------
OTHER INCOME (EXPENSE):
  Interest income                                 496             -
  Other income                                  2,438           910
  Interest expense                             (8,932)      (17,913)
                                          -----------   -----------
      Total other income (expenses)            (5,998)      (17,003)
                                          -----------   -----------
Loss before minority interest              (2,197,360)   (1,037,434)

  Minority interest                           (13,943)      (12,771)
                                          -----------   -----------
Net Loss                                  $(2,211,303)  $(1,050,205)
                                          ===========   ===========
Comprehensive Loss:
  Foreign currency translation                    560        (9,537)
                                          -----------   -----------
Comprehensive Loss                        $(2,210,743)  $(1,059,742)
                                          ===========   ===========

  Basic and diluted loss per share             $(0.05)       $(0.02)
                                          ===========   ===========
  Basic and diluted weighted average
    Shares outstanding                     48,981,027    43,248,255
                                          ===========   ===========

See accompanying summary of accounting policies and notes to financial statements.

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2006 and 2005

	                                                    Additional
                                    Common Stock     Paid -in    Subscription
                                  Shares    Amounts   Capital     Received
                                  ----------------  ----------   -----------
BALANCE, December 31, 2004     42,155,341  $421,553  $3,113,563    $       -

Comprehensive loss:
  Net loss                              -         -           -            -
  Foreign currency                      -         -           -            -
     Total comprehensive loss

Stock issued for services         540,000     5,400     114,300            -
Stock issued for cash           1,595,002    15,950     223,300            -
Stock issued on acquisition       350,000     3,500      70,000            -
Stock issued for compensation     730,000     7,300     146,000            -
                               ----------   -------   ---------      -------
BALANCE, December 31, 2005     45,370,343   453,703   3,667,163            -

Comprehensive loss:
  Net loss                              -         -           -            -
  Foreign currency                      -         -           -            -
      Total comprehensive loss

Stock issued for services       1,319,485    13,195     429,668            -
Stock issued for cash           3,513,594    35,136     563,864      (22,000)
Stock issued on purchase of
  assets                          500,000     5,000     145,000            -
Stock issued on conversion of
  debt                            263,158     2,632      83,368            -
Exercise of options and
  warrants                      1,253,334    12,533     257,467            -
Compensation expense on
  issuance of options                   -         -     854,275            -
                               ----------  --------  ----------     --------
BALANCE, December 31, 2006     52,219,914  $522,199  $6,000,805     $(22,000)
                               ==========  ========  ==========     ========

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2006 and 2005
(Continued)

                                         Accumulated
                                            Other                       Total
                                        Comprehensive    Accumulated  Stockholders'
                                            Income         Deficit       Equity
                                        -------------    -----------  -------------
BALANCE, December 31, 2004                   25,454      (3,022,651)      537,919

Comprehensive loss:
  Net loss                                        -      (1,050,205)   (1,050,205)
  Foreign currency                           (9,537)              -        (9,537)
                                                                      -----------
      Total comprehensive loss                                         (1,059,742)
                                                                      -----------
Stock issued for services                         -               -       119,700
Stock issued for cash                             -               -       239,250
Stock issued on acquisition                       -               -        73,500
Stock issued for compensation                     -               -       153,300
                                            -------      ----------    ----------
BALANCE, December 31, 2005                   15,917      (4,072,856)       63,927

Comprehensive loss:
  Net loss                                        -      (2,211,303)   (2,211,303)
  Foreign currency                              560               -           560
                                                                        ---------
      Total comprehensive loss                                         (2,210,743)
                                                                        ---------
Stock issued for services                         -               -       442,863
Stock issued for cash                             -               -       577,000
Stock issued on purchase of assets                -               -       150,000
Stock issued on conversion of debt                -               -        86,000
Exercise of options and warrants                  -               -       270,000
Compensation expense on issuance of
  options                                         -               -       854,275
                                          ---------     -----------     ---------
BALANCE, December 31, 2006                 $ 16,477     $(6,284,159)    $ 233,322
                                          =========     ===========     =========

See accompanying summary of accounting policies and notes to financial statements

ADVANCED ID CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                 2006          2005
                                            ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                   $(2,211,303)  $(1,050,205)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
    Depreciation and amortization                 76,542        14,672
    Common stock issued for services             442,863       119,700
    Stock option expense                         854,275             -
    Non-cash compensation                              -       153,300
    Non-cash interest                                  -        12,552
    Minority interest                             13,943        12,771
  Change in assets and liabilities:
    Trade accounts receivable                     12,974       (64,818)
    Inventory                                     (2,244)       39,584
    Prepaid expenses                             (28,432)        4,538
    Accounts payable                              (9,308)       61,811
    Accounts payable - related parties            41,214       119,304
    Accrued liabilities                           72,673       (40,251)
                                              ----------    ----------
Net cash used in operating activities           (736,803)     (617,042)
                                              ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in AFG Asia Engineering Co., Ltd.         -        18,343
  Purchase of fixed assets                       (16,175)       (7,646)
                                              ----------    ----------
Net cash provided (used) by investing activities (16,175)       10,697
                                              ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of stock                    577,000       239,250
  Proceeds from options and warrants exercised   270,000             -
  Principal payments on
    loans payable - related parties              (20,347)       (5,866)
  Principal payments on notes payable                  -             -
                                              ----------    ----------
Net cash provided by financing activities        826,654       233,384
                                              ----------    ----------

Foreign currency translation effect               (5,703)       (4,709)
                                              ----------    ----------

NET INCREASE (DECREASE) IN CASH                   67,973      (377,670)
CASH AND CASH EQUIVALENTS, beginning of year     198,814       576,484
                                              ----------    ----------
CASH AND CASH EQUIVALENTS, end of year        $  266,787    $  198,814
                                              ==========    ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Payment of interest                           $      -      $      -
  Payment of taxes                              $      -      $      -

NON CASH FINANCING ACTIVITIES:
  Acquisition of AFG Asia Engineering
    for stock, net of cash received             $      -      $ 55,157
  Common stock issued for subscription
    receivable                                  $ 22,000      $      -
  Common stock issued for debt                  $ 86,000      $      -
  Common stock issued for assets                $150,000      $      -

See accompanying summary of accounting policies and notes to financial statements

   ADVANCED ID CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS
Advanced ID Corporation ("Advanced ID" or the "Company") was originally incorporated in South Dakota on August 13, 1990. Advanced ID is in the business of marketing Radio Frequency Identification ("RFID") products for the purpose of identification and trace back of animals in the companion animal, biological sciences and agricultural sectors. Advanced ID is the Canadian re-seller of products manufactured by Avid Marketing Inc. In 2004, Advanced ID began commercializing its proprietary ultra high frequency DataTRAC(tm) tags, readers, and trace back management solutions to minimize or eliminate the spread of disease, and the resulting impact of biosecurity and food safety issues
related to the livestock industry.   During 2005, the Company commenced
selling Ultra High Frequency identification tags to a tire company.
The sales of RFID tire tags to Goodyear helped the Company focus on supply chain RFID as an additional line of business. By the end of 2006 the Company had initial sales of tire tags, tire patches and UHF RFID readers associated with the tire management industry to ten companies in six countries. Additionally, the Company is enjoying a higher level of interest and sales in the general supply chain business in Asia. Lastly, the Company's universal RFID reader product line will be released early next year.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the following significant accounting policies:

Basis of Consolidation
----------------------

The consolidated financial statements include the accounts of Advanced ID Corporation, its wholly-owned subsidiaries Avid Canada Corporation, Universal Pet Care, Inc. ("UPC") and a sixty percent owned subsidiary Advanced ID Asia Engineering Co. Ltd. ("AFG"). All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from these estimates.

Concentration of Risk
---------------------
The Company places its cash and temporary cash investments with established financial institutions. At various times during the year, the Company maintained cash balances in excess of insurable limits. Management feels this risk is mitigated due to the longstanding reputation of these banks. No losses have been incurred by the Company related to this risk.

Foreign Currency Translation
----------------------------

Since Advanced ID is located in Canada, the Canadian dollar has been designated as the functional currency. All balance sheet accounts have been translated at the current exchange rate as of December 31, 2006. Statement of operations items have been translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of comprehensive loss within stockholders' equity.

Revenue Recognition
-------------------

Advanced ID recognizes revenue when persuasive evidence of an arrangement exists, shipment has occurred, the sales price is fixed or determinable and collectibility is probable.

Product sales are recognized by Advanced ID generally at the time product is shipped. At the time revenue is recognized, Advanced ID provides for the estimated cost of product warranties and reduces revenue for estimated product returns.

When other significant obligations remain after products are delivered, revenue is recognized only after such obligations are fulfilled.
Shipping and handling costs are included in cost of goods sold.

Research and Development Costs
------------------------------

Research and development costs are expensed as incurred.

Cash and Cash Equivalents
-------------------------

For the purposes of presenting cash flows, Advanced ID considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts
-------------------------------

The Company provides an allowance against accounts receivables for estimated losses that may result from our customers inability to pay. The allowance is determined by analyzing known uncollectible accounts, aged receivables, economic conditions, historical losses and changes in customer's cycles and customer's credit-worthiness. Amounts later determined and specifically identified to be uncollectible are charged and written off against this allowance. To minimize the likelihood of uncollectibility, the Company reviews our customer's credit worthiness periodically based on independent credit reporting services, the Company's experience with the customer and the economic condition of the customer's industry. Material differences may result in the amount and timing of expense for any period if the Company were to make different judgements or utilize different estimates. If the financial condition of our customers deteriorates resulting in an impairment of their ability to make payments, additional allowances may be required. The Company has not experienced significant variances in the past between our estimated and actual doubtful accounts and anticipate that we will be able to continue to make reasonable estimates in the future.

Inventory
---------

Inventory consists of finished goods held for resale and is recorded at the lower of cost or net realizable value. Cost is determined on a first in-first out basis.

Long-lived Assets
-----------------

Fixed assets are stated on the basis of historical cost less accumulated depreciation. Depreciation is provided using the straight-line method over the two to five year estimated useful lives of the assets.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception. Expenditures for repairs and maintenance are expensed as incurred. Expenditures for major renewals or betterments that extend the useful lives of existing property and equipment are capitalized and depreciated. Upon retirement or dispositions of property and equipment, any resulting gain or loss is recognized consolidated statement of operations.

Goodwill
--------

The Company accounts for goodwill in accordance with SFAS No. 141, "Business Combinations," and SFAS No, 142, "Goodwill and Other
Intangible Assets." Under SFAS No. 142, goodwill and intangible assets deemed to have an indefinite life are not amortized but are subject to annual impairment tests.

Fair Value of Financial Instruments
-----------------------------------

The Company's financial instruments consist of cash and cash equivalents, receivables and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

Income Taxes
------------

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Loss per Common Share
---------------------

Advanced ID is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For 2006 and 2005, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share. Total shares issuable upon the exercise of options, warrants, and the conversion of debt for the years ended December 31, 2006 and 2005, were 61,493,664 and 51,067,845, respectively.

Stock Options
-------------

The Company uses the fair value accounting method as provided under SFAS No. 123. The fair value of each option granted is estimated on
the date of grant using the Black-Scholes option-pricing model.   The
following weighted average assumptions were used in the calculation of the 2006 compensation expense: dividend yield $0, expected volatility of 157.5%, risk-free interest rate of 5.8%, and expected lives of 5 years.

During 2005, the Company has elected to follow APB No. 25, and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires the use of option valuation models that were developed for use in valuing stock options. Under APB No. 25, no compensation expense is recognized if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Set forth below is a summary of the Company's net income and earnings per share as reported and pro forma as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The pro forma compensation expense may not be representative of future amounts because options vest over several years and generally expire upon termination of employment, and additional options may be granted in future years.

The following table illustrates the effect on net income and earnings per share if Advanced ID had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based
Compensation, to stock-based employee compensation.

                                                Year Ended
                                                December 31,
                                                    2005
                                               -------------

Net loss, as reported                         $ (1,050,205)
Deduct: Total stock-based employee
  compensation expense determined under
  the fair value based method for all awards      (745,736)
                                              ------------
Pro forma net loss                            $ (1,795,941)
Pro forma net loss per share:
Basic and diluted - as reported                    $ (0.02)
Basic and diluted - pro forma                      $ (0.04)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield $0, expected volatility of 100%, risk-free interest rate of 4.0%, and expected lives of 10 years.

Reclassifications
-----------------

Certain 2005 amounts have been reclassified to conform to 2006 presentation.

Recent Accounting Pronouncements
--------------------------------
In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact SFAS No. 157 will have on the Company's financial position, results of operations, and cash flows.

In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB statement No. 115." This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the "fair value option"). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or available-for-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under Statement 115, but the accounting for a transfer to the trading category under paragraph 15(b) of Statement 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intent of an entity to hold other debt securities to maturity in the future. This statement is effective as of the first fiscal year that begins after November 15, 2007. The Company is currently analyzing the effects of SFAS 159 but does not expect its implementation will have a significant impact on the Company's financial condition or results of operations.

In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48 Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement, and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all positions upon the adoption of the Interpretation. The cumulative effect of this applying the provisions of this Interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the impact of FIN 48 on the financial statements but does not believe that its adoption will have a material effect on the Company's financial position, results of operations, or cash flows.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach, as those terms are defined in SAB 108. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement's year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a company determines that an adjustment to prior year financial statements is required upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB 108 is effective for interim periods of the first fiscal year ending after November 15, 2006, and will be adopted by the Company in the first quarter of 2007. The Company does not expect the adoption of this interpretation to have an impact on its financial position or results of operations.


NOTE 3 - FINANCIAL CONDITION AND GOING CONCERN

Advanced ID has incurred losses for the years ended December 31, 2006 and 2005 of $2,211,303 and $1,050,205, respectively. Because of these losses, Advanced ID will require additional working capital to develop its business operations.

Advanced ID intends to raise additional working capital through private placements, public offerings and/or bank financing. There are no assurances that Advanced ID will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placements, public offerings and/or bank financing necessary to support Advanced ID's working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, Advanced ID will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to Advanced ID.

These conditions raise substantial doubt about Advanced ID's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should Advanced ID be unable to continue as a going concern.


NOTE 4 - ACQUISITION OF AFG ASIA ENGINEERING

On July 1, 2005, Advanced ID acquired a 60% interest in AFG, located in Chiang Mai, Thailand, for 350,000 shares of Advanced ID common stock. AFG is a leader in the design and development of ultra high frequency
(UHF) radio frequency identification technology. The results of operations of AFG have been included in these financial statements from the date of acquisition. This acquisition has been valued at $73,500 based on the Company's closing share price of $0.21 on July 1, 2005.

The fair value of net assets acquired:

  Cash                                          $   18,343
  Non-cash working capita                            3,779
  Fixed assets                                      29,190
  Loan from related parties                        (21,289)
  Minority interest                                (12,009)
                                                ----------
  Fair value of net assets acquired                 18,014
  Purchase price                                    73,500
                                                ----------
  Goodwill                                      $   55,486
                                                ==========


NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                             2006
                                                          ----------

  Equipment and furniture                                $  25,616
  Computer hardware and research and
    development equipment                                   41,448
  Vehicles                                                  24,311
  Building                                                   9,823
  Computer software                                        150,401
                                                         ---------
    Total assets                                           251,599
  Less accumulated depreciation                           (107,639)
                                                         ---------
    Net book value                                       $ 143,960
                                                         =========

Depreciation expense for 2006 was $76,542 (2005 - $14,672).


NOTE 6 - INCOME TAXES

Advanced ID has had losses since inception and therefore has no income tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative Canadian net operating loss carry-forward is approximately $4,385,000 at December 31, 2006, and will expire in various years through 2015. Advanced ID recorded an increase (decrease) in the valuation allowance of $340,000 and $(6,000) for the years ended December 31, 2005 and 2004, respectively.

Deferred income taxes consist of the following at December 31, 2006:

                                                      2006
                                                   ----------
Long-term:
  Deferred tax assets                             $ 1,300,000
  Valuation allowance                              (1,300,000)
                                                  -----------
                                                  $         -
                                                  ===========

NOTE 7 - COMMON STOCK

During 2006, Advanced ID issued a total of 6,849,571 shares of common stock. Of these, 3,513,594 shares were issued for cash proceeds of $577,000 and a subscription receivable of $22,000; 1,319,485 were issued for services valued at $442,863 shares (including 997,983 shares issued to members of the Board of Directors valued at $363,024); 500,000 shares were issued for purchase of software valued at $150,000; 263,158 shares were issued to a former director for conversion of loans payable and accounts payable for a total of $86,000; 753,334 shares were issued on the exercise of warrants for proceeds of $213,500 and 500,000 shares were issued on the exercise of stock options for total proceeds of $56,500 (including 50,000 shares issued to a member of the Board of Directors for total proceeds of $11,500).

With the exception of the shares issued on the exercise of options and warrants and the shares issued in connection with a private placement to arm's-length parties, the shares were valued based on the closing price on the date they were issued. The shares issued in connection with private placements with arm's-length parties were valued based on negotiated prices.

During 2005, Advanced ID issued a total of 3,215,002 shares of common stock.

On July 1, 2005, Advanced ID issued 350,000 shares of Common Stock to acquire a 60% interest in AFG Asia Engineering Co. Ltd.

On July 21, 2005, Advanced ID issued a total of 730,000 shares of Common Stock to five employees as compensation for past services. Advanced ID recorded a non-cash expense of $153,300 related to these shares. The shares were valued based on the closing price on the date they were awarded.

During 2005, Advanced ID issued 460,000 shares and 80,000 of Common Stock for consulting services and director fees, respectively. Advance ID recorded a total non-cash expense of $119,700 (Consulting
- $102,900, Director Fees $16,800) related to these shares. The shares were valued based on the closing price on the date they were awarded.

During 2005, Advanced ID issued a total of 1,595,002 shares (200,000 to a Director) of Common Stock for cash proceeds totaling $239,250. In connection with the issuance of these shares, 1,595,002 warrants were issued with a fair value of $140,031.


NOTE 8 - STOCK OPTIONS AND WARRANTS

Options:

During 2006, Advance ID's Board of Directors approved the issuance of options to acquire 1,600,000 shares of common stock at $0.50 per share to consultants and Board members. The Company recorded a non-cash accounting charge of $854,275 for these options, which approximated the fair value of such share based compensation as outlined in the provisions of SFAS 123R.

During 2005, Advance ID's Board of Directors approved the issuance of options to acquire 1,100,000 shares of common stock at $0.23 per share to consultants and Board members. The Board also approved the acceleration of the vesting of all options. As a result, 1,280,000 previously issued options became vested effective April 20, 2005. No accounting charges were made for the issuance of these options nor for the change in vesting dates.

The following table summarizes stock option activity:

Outstanding, January 1, 2006                                2,730,000
  Granted                                                   1,600,000
  Exercised                                                  (500,000)
  Cancelled                                                  (150,000)
                                                           ----------
  Outstanding, December 31, 2006                            3,680,000
                                                           ==========
  Exercisable at December 31, 2006                          3,680,000
                                                           ==========
  Weighted-average grant-date fair value of
    options, granted during the year                           $ 0.43
                                                               ======
  Weighted-average remaining, years of contractual life          6.38
                                                               ======

Warrants:

In connection with the private placements in 2006, warrants to acquire an additional 3,439,582 shares of common stock were issued. These warrants are exercisable at $0.25 or $0.30 per common stock and expire either 2 or 3 years from issuance. These warrants were issued with a fair value of $611,286.

In connection with private placements in 2005, warrants to acquire an additional 1,595,002 shares of common stock were issued. These warrants are exercisable at $0.30 per common stock and expire three years from issuance.

As of December 31, 2006, the Company had 5,453,750 warrants outstanding of which 22,500 expire in 2007, 2,846,252 expire in 2008 and 2,584,998 expire in 2009.

NOTE 9 - RELATED PARTY TRANSACTIONS

On April 28, 2003, Advanced ID signed a convertible debenture agreement with Mr. Li, a former Director. The lender provided a loan for $100,000, with $50,000 received upon execution and the balance to be received upon satisfaction of specific conditions. At December 31, 2005, Advanced ID had received $50,000 under the agreement. During 2006, this note was converted into common stock at $0.25 per share, as per the original note agreement.

In connection with this note, Advanced ID also issued third party warrants to acquire 250,000 shares of Advanced ID common stock at $0.25 per share. During 2006, these warrants were exercised resulting in the issuance of 250,000 shares of common stock.

In addition to being a director of Advanced ID, Mr. Kazimirski provides consulting services to Advanced ID for the purposes of assisting with product and market development. Specifically, Mr. Kazimirski has been responsible for establishing distribution partners in countries located outside of North America, assisting the Company in finding and negotiating supplier partnership agreements, and other general business tasks as requested by the Company. There exists no written consulting agreement in place but it has been mutually agreed that Mr. Kazimirski will receive $175 per hour for his services for an undefined term, and which began January 3, 2003. During 2006 and 2005, consulting fees totaled $105,315 and $79,643 for his services, respectively.

In addition to being a director of Advanced ID, Mr. Meier provides consulting services to Advanced ID for the purposes of assisting with product and supplier development. Specifically, Mr. Meier has been responsible for development, manufacturing and testing of our DataTRAC(tm) RFID tags, sourcing microchip manufacturers, sourcing reader manufacturers, sourcing antennae design suppliers, and overall product development. His contract began on May 21, 2002 and expires in three years or May 21, 2005. The contract was not renewed however Mr. Meier continues to provide services based on his hourly rate. During 2006 and 2005 consulting fees totaled $31,712 and $4,725 for his services, respectively.

In addition to being a director of Advanced ID, Mr. Goldenberg provides consulting services to Advanced ID for the purpose of Corporate reporting and is the Interim CFO and Secretary. During 2006 and 2005 consulting fees totaled $3,238 and $4,466 for his services, respectively. Further, in 2006, rental payments on leased property of $9,282 were made to Mr. Goldenberg.

In addition to being a director of Advanced ID, Mr. Fields provides consulting services to Advanced ID for the purposes of assisting with investor relations and stock development. Specifically, Mr. Fields has been responsible for development of investor relations programs and company funding activities such as private placements. His contract began on May 21, 2002 and expires in three years or May 21, 2005. The contract was not renewed however Mr. Fields continues to provide services based on his hourly rate. During 2006 and 2005 consulting fees totaled $21,000 and $36,200 for his services, respectively.

As part of the acquisition with AFG Asia on July 1, 2005, $21,289 of loan from a related party were acquired. Interest on the loan is 3.6%. As of December 31, 2006 the balance on the loan is $14,388. $6,641 of the loan is scheduled to be paid back in 2007 with the remaining $7,747 to be paid back over the following three years. The collateral on this loan is a company car that was purchased in 2004 with the proceeds.


NOTE 10 - COMMITMENTS

On September 15, 2005, Advanced ID entered into an employment agreement with Dan Finch to act as the President and Chief Executive Officer. Under the terms of this agreement, Mr. Finch is to receive an annual base salary of $94,200 with a bonus to be determined annually by the Board of Directors.

On April 15, 2003, Advanced ID entered into a consulting agreement with Gottfried Auer related to the development and engineering of the company's various RFID products. Under the terms of the consulting agreement, compensation is based on a retainer of $5,000 per month for an initial term that expired December 31, 2003, and which is currently month to month. The consultant is entitled to receive a bonus of up to $50,000 upon satisfaction of certain conditions. This agreement may be terminated by either party upon prior written notice of 30 working days.

The Company has a number of lease commitments related to office space and equipment. Estimated future minimum lease payments under these leases are as follows:

  2007         19,993
  2008          6,264
  2009          6,264
  2010          4,698
              -------
              $37,219
              =======

Rent expense was $34,500 and $24,000 for the years ended December
31, 2006 and 2005, respectively.

Each director is compensated $1,500 per month resulting in a total estimated directors' compensation of $90,000 per year ($18,000 per director).


NOTE 11 - CONCENTRATIONS OF CREDIT RISK

As of December 31, 2006 and 2005, amounts due from customers which exceeded 10% of trade accounts receivables amounted to $60,968 from two customers and $106,156 from one customer, respectively.

We have only one customer which accounted for 22% of our total revenues in 2006.

The Company has two vendors which accounted for approximately 23% of total purchases in 2006.


NOTE 12 - SUBSEQUENT EVENTS

On January 1, 2007, the Company entered into an employment agreement with Nadia Selemba to act as Sales Director. Under the terms of this agreement, Ms. Selemba is to receive an annual base salary of $21,000 plus minimum annual commissions of $31,000. In addition, Ms. Selemba is entitled to receive bonuses upon meeting certain sales targets.
On January 15, 2007, Advanced ID entered into an employment agreement with Sudeep Bhargava to act as the Director of Operations. Under the terms of this agreement, Mr. Bhargava is to receive an annual base salary of $73,276 with a bonus to be determined annually by the Board of Directors.

In January 2007, the Company issued 284,000 shares of Common Stock to the former COO as compensation for termination of his employment contract. In addition, the Company issued 35,000 shares of Common Stock to four employees as a performance bonus.

Up to a Maximum of 6,000,000 Units and
3,591,251 Common Shares underlying
3,591,251 issued and outstanding Warrants



Prospectus

Advanced ID Corporation


October 1, 2007


YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, UNITS ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

Until __________________2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The registrant shall pay the expenses.

SEC Registration Fee . . . . . .  $   726.75
Printing and Engraving Expenses     1,500.00
Legal Fees and Expenses . . . .    20,000.00
Accounting Fees and Expenses. .     5,000.00
Miscellaneous . . . . . . . . .     1,920.00
                                  ----------
TOTAL . . . . . . . . . . . . .   $29,146.75
                                  ==========

Item 26. Recent Sales of Unregistered Securities

Fiscal 2007 transactions.

During the six months ended June 30, 2007, Advanced ID issued a total of 2,717,931 shares of common stock; 840,000 shares of common stock were issued for cash proceeds of $224,000, $7,000 was collected from a subscription receivable, 811,667 shares of common stock were issued on the exercise of warrants for $63,500 and subscription receivable of $180,000, and 1,066,264 shares of common stock were issued as settlement of debt valued at $327,591.

During the six months ended June 30, 2007, Advanced ID issued warrants to purchase 2,040,000 shares of common stock; 1,590,000 warrants expire one year from the date of issuance and are exercisable at $.40 per share and 450,000 warrants expire in three years from the date of issuance and are exercisable at $.32 - $.36 per share.

In May 2007, the Board approved the vesting of the President's remaining 800,000 options that were originally granted as part of his initial employment contract.

In May 2007, the Board approved an option plan to issue each board member 200,000 common shares at $0.36 per common share for a term of five years.

On August 3, 2007, the Board of Directors of Advanced ID unanimously voted to increase the stock option exercise price to $0.50 per share on 800,000 options granted to directors. Previously, these options were exercisable at $0.40 per share.

In May 2007, the Board authorized options to purchase 50,000 common shares with a term of 5 years to its employee and consultant. These common shares shall be registered under Form S-8 with the Securities and Exchange Commission.

As an inducement to all warrant holders with $0.30 exercise price, Advanced ID has offered to issue two new warrants for each warrant exercised. These new warrants expire one year from issuance and are exercisable at $0.40 per share. During May 2007, 500,000 warrants with an exercise price of $0.30 per share were exercised. As a result, 1,000,000 additional warrants with an exercise price of $0.40 per share were issued. Advanced ID has recorded a warrant holder inducement dividend of $155,647 related to the additional warrants issued.

All of the above securities issued in 2007 were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 to sophisticated investors.

Fiscal 2006 transactions

During 2006, Advanced ID issued 1,608,594 common shares and 1,608,594 warrants for cash proceeds of $313,250.

During 2006, Advanced ID issued 1,319,485 common shares for services valued at $442,863 shares, including 997,983 shares issued to members of the board of directors valued at $363,024.

During 2006, Advanced ID issued 500,000 common shares for purchase of software valued at $150,000.

During 2006, Advanced ID issued 263,158 shares were issued to Che Ki Li, a former director, for conversion of loans payable and accounts payable for a total of $86,000;

During 2006, Advanced ID issued 500,000 common shares on the exercise of stock options for total proceeds of $56,500, including 50,000 shares issued to a member of the board of directors for total proceeds of $11,500.

All of the above securities issued in 2006 were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 to sophisticated investors.

Fiscal 2005 transactions

On July 1, 2005, Advanced ID issued 350,000 shares of Common Stock to acquire a 60% interest in AFG Asia Engineering Co. Ltd.

On July 21, 2005, Advanced ID issued a total of 730,000 shares of
Common Stock to five employees as compensation for past services valued at $153,300.

During 2005, Advanced ID issued 460,000 shares to Financial Capital Consultants for consulting services valued at $102,900 and 80,000 common shares for director fees valued at $16,800.

During 2005, Advance ID issued options to acquire 1,100,000 shares of common stock at $0.23 per share to consultants and Board members.

All of the above securities issued in 2006 were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 to sophisticated investors.


Item 27. Exhibits

INDEX TO EXHIBITS

Exhibit Number and Identification of Exhibit

(3)     Articles of Incorporation, By-Laws and Stock Option Plan.
      (i)      Articles of Incorporation. 1
      (ii)     By-Laws. 1
      (iii)  Stock Option and Incentive Plan revised December 16,
2004. 7
      (iv)     Instruments defining common stock warrants. 5
(5)     Consent and opinion of Jody M. Walker, Attorney At Law.
(10)    Material Contracts.
       (i)    Agreement and Plan of Merger between AIDO Acquisition,
                  Inc., Advanced ID and Universal Pet Care, Inc. 4
       (ii)   Authorized Distributor Agreement with Trace Australia
                  Pty Ltd. 4
       (iii)  Consultant Agreement with Hubert Meier Consultancy Co.
                  dated May 21, 2002. 4
       (iv) Convertible Debenture Purchase Agreement between Universal Pet Care, Inc. and HEM Mutual Assurance LLC. 3
       (v) $995,500 1% Convertible Debenture due January 20, 2009, originally issued by Universal Pet Care, Inc., a Hawaii corporation to HEM Mutual Assurance LLC on January 20, 2004.3

       (vi)   $4,500 1% Convertible Debenture due January 20,
2009, originally issued by Universal Pet Care, Inc., a Hawaii corporation to HEM Mutual Assurance LLC on January 20, 2004.3
       (vii) Strategic Partnership Agreement with Applied Wireless Identifications Group, Inc. 5
       (viii)  Strategic Partnership Agreement with KSW Microtec
AG. 5
       (ix)    Strategic Partnership Agreement with Guide-Trend
Co., Ltd. 5
       (x)     Consulting Agreement with Gottfried Auer dated April
15, 2003.6
       (xi) Authorized Exclusive Distributor Agreement with Kit Loong Tyre Management Sdn Bhd dated September 15, 2007
(11)    Statement of Computation of Per Share Earnings
         This Computation appears in the Financial Statements.
(21)    Subsidiaries of the Registrant.
        (i) AVID Canada Corporation, an Alberta private company incorporated on November 26, 1993 is wholly owned by the registrant.
        (ii) Universal Pet Care, Inc., a Hawaii private company incorporated on August 25, 1994 is wholly owned by the registrant.
(23)   Consent of Certified Public Accountant.

1  Filed previously on Form 10-KSB filed April 28, 1999.
2  Filed previously on Form 10-QSB filed May 13, 2004.
3  Filed previously on Form 8-K filed February 10, 2004.
4  Filed previously on Form SB-2 amendment 1 filed September 14, 2004.
5. Filed previously on Form SB-2 amendment 2 filed December 1, 2004.
6. Filed previously on Form SB-2 amendment 4 filed April 7, 2005.


Item 28. Undertakings

   (a) The undersigned registrant undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        iii. Include any additional or changed material on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
           i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (section 230.424 of this chapter);
          ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
         iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
         iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, Province of Alberta on the 1st day of October 2007.

Advanced ID Corporation

By: /s/ Daniel Finch
Daniel Finch, President/CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:   /s/ Terry Fields         By:    /s/ Seymour Kazimirski
      Terry Fields, Director          Seymour Kazimirski, Director
      October 1, 2007                 October 1, 2007

By:   /s/ Daniel Finch         By:    /s/ Hubert Meier
      Daniel Finch, Director          Hubert Meier, Director
      October 1, 2007                 October 1, 2007

By:   /s/ Sudeep Bhargava
      Sudeep Bhargava, COO
      Interim CFO, Controller
      Director
      October 1, 2007